Exhibit 10.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

BY AND AMONG

SARA LEE CORPORATION,

SARAMAR, LLC

AND

FARMER BROS. CO.

DECEMBER 2, 2008

i

4.13.	Vehicles; Routes; Personal Property Leases; Prepaid Expenses; Promotional Accruals	25
4.14.	Litigation	26
4.15.	Intellectual Property	26
4.16.	Permits	27
4.17.	Contracts	27
4.18.	No Other Agreement	29
4.19.	Employee Plans	30
4.20.	Labor and Employee Matters	31
4.21.	Hazardous Substances	32
4.22.	Brokers’ Fees and Commissions	33
4.23.	Consumable Inventory	33
4.24.	Certain Payments	33
4.25.	Customers	34
4.26.	LOI Compliance	34

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER		34

5.1.	Corporate Organization	34
5.2.	Authority	34
5.3.	No Violation	35
5.4.	Consents and Approvals	35
5.5.	Brokers’ Fees and Commissions	35
5.6.	Litigation	35
5.7.	Investigation By Buyer	35
5.8.	Availability of Financing	36

ARTICLE VI. COVENANTS		36

6.1.	Conduct of DSD Business Prior to the Closing	36
6.2.	Employees and Employee Benefits	37
6.3.	Access to Information	40
6.4.	Historical Financial Statements	40
6.5.	Public Announcements	42
6.6.	Supplements to Schedules	42
6.7.	Mixed Use Contracts	43
6.8.	Release of Certain Obligations	44
6.9.	Access to Records; Facilities	44
6.10.	Buyer’s Insurance	44
6.11.	Confidentiality Agreement	45
6.12.	Tax Matters	46
6.13.	Use of Names	47
6.14.	Negative Covenant	47

6.15.	IT Carve Out	48
6.16.	Brew Equipment Service; DSD Referral	48
6.17.	Shared Customers	49
6.18.	Limited Non-Competition	49
6.19.	Nonsolicitation of Certain Employees	49
6.20.	Accounts Receivable	50
6.21.	Removal of Brew Equipment Inventory	51
6.22.	Return of Consumable Inventory	51
6.23.	Further Assurances	51
6.24.	Buyer’s Pre-Closing Conduct	52
6.25.	Labor Contracts	52
6.26.	Embodiments of DSD Intellectual Property	52
6.27.	Authorized Information	53
6.28.	Buyer Financing	53

ARTICLE VII. CONDITIONS TO CLOSING		54

7.1.	Conditions to Obligations of Buyer	54
7.2.	Conditions to Obligations of the Seller Parties	55

ARTICLE VIII. SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION		55

8.1.	Survival of Representations and Warranties	55
8.2.	Seller’s Indemnification	56
8.3.	Buyer’s Indemnification	57
8.4.	Indemnification Procedures	58
8.5.	Nature of Other Liabilities	60
8.6.	Indemnification Limits and Restrictions	60
8.7.	Additional Limitations of Liability	61
8.8.	Exclusive Remedy	62

ARTICLE IX. TERMINATION AND ABANDONMENT		62

9.1.	Methods of Termination	62
9.2.	Procedure and Effect of Termination	63

ARTICLE X. MISCELLANEOUS		63

10.1.	Notices	63
10.2.	Amendments; Waivers	64
10.3.	Successors and Assigns	64
10.4.	Construction; Interpretation; Certain Terms	64
10.5.	Severability	65

10.6.	Counterparts	65
10.7.	Entire Agreement	65
10.8.	Governing Law; Consent to Jurisdiction; Venue	65
10.9.	Expenses	65
10.10.	Third-Party Beneficiaries	65
10.11.	Knowledge	66
10.12.	Title; Risk of Loss	66
10.13.	Waivers of Trial by Jury	66

ARTICLE XI. DEFINED TERMS		66

SCHEDULES AND EXHIBITS

Schedule

Schedule 1.1(a)-1: Certain DSD Business Marks

Schedule 1.1(a)-2: Certain DSD Business Marks

Schedule 1.1(c): Brew Equipment Inventory Methodology

Schedule 1.1(f): Personal Property Leases

Schedule 1.1(g)-1: Certain Included Contracts

Schedule 1.1(g)-2: Labor Contracts

Schedule 1.3(w): Other Excluded Assets

Schedule 2.1: Wire Transfer Instructions

Schedule 2.6(a): Historic Inventory Statement

Schedule 4.2: Consents

Schedule 4.4: Realty

Schedule 4.5: Compliance with Laws

Schedule 4.6-1: Seller’s Accounting Principles

Schedule 4.6-2: Financial Statements Exceptions

Schedule 4.6-3: DSD Business Definition

Schedule 4.7: Consents and Approvals

Schedule 4.8(a): Certain Developments

Schedule 4.8(b): Ordinary Course

Schedule 4.9: Payment of Taxes

Schedule 4.10(b): Subleasing Arrangements

Schedule 4.11: Leased Real Property

v

Schedule 4.12-1: Tangible Personal Property Liens

Schedule 4.12-2: Certain Tangible Personal Property

Schedule 4.13-1: Routes

Schedule 4.13-2: Owned Vehicles

Schedule 4.13-3: Certain Personal Property Leases

Schedule 4.13-4: Certain Personal Property Lease Exceptions

Schedule 4.13-5: Prepaid Expenses

Schedule 4.13-6: Promotional Accruals

Schedule 4.14: Litigation; Claims

Schedule 4.15: Intellectual Property

Schedule 4.16-1: Permits

Schedule 4.16-2: Compliance with Permits

Schedule 4.17(a): Material Contracts

Schedule 4.17(b): Enforceable Contracts

Schedule 4.19(a): Employee Plans

Schedule 4.19(c): Qualified Plans

Schedule 4.20(a): Labor Issues

Schedule 4.20(b): Information about Hired Personnel

Schedule 4.21: Hazardous Substances

Schedule 4.21(b): Third Party Reports

Schedule 4.23: Consumable Inventory

Schedule 4.26: LOI Compliance

Schedule 6.7: Mixed Use Contracts

Schedule 7.1(d): Permitted Exceptions

Schedule 7.1(e): Required Consents

Exhibit	Description

A	Facilities
B	Form of Note
C	Form of Security Agreement
D	Form of Seller Trademark License Agreement
E	Form of Buyer Trademark License Agreement
F	Form of Superior Trademark License Agreement
G	Form of Seller Transition Services Agreement
H	Form of Cappuccino and Cocoa Transition Agreement
I	Form of Buyer Co-Pack Agreement
J	Form of Seller Co-Pack Agreement
K	Form of Liquid Coffee Distribution Agreement
L	Form of Green Coffee and Tea Purchase Agreement
M	Form of Formula License Agreement
N	Form of Foreign Investment in Real Property Tax Act Affidavit
O	Form of Option Agreement
P	Historical Financial Statements

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”), dated December 2, 2008, is made by and among Sara Lee Corporation, a Maryland corporation (“Seller”), Saramar, LLC, a Delaware limited liability company (“Saramar”) (Seller and Saramar are sometimes herein collectively referred to as the “Seller Parties” and each as a “Seller Party”), and Farmer Bros. Co., a Delaware corporation (“Buyer”).  Capitalized terms used herein have the definitions referred to, or set forth in, Article XI.

RECITALS:

A.            The Seller Parties are engaged in, among other things, the DSD Business.

B.            Seller owns, directly or indirectly, one hundred percent (100%) of the issued and outstanding ownership interests of Saramar.

C.            On October 24, 2008, Seller formed SL Realty, LLC, a wholly owned subsidiary in the State of Delaware (“Realty”).  Seller formed Realty for the sole purpose of transferring to Realty, and causing Realty to lease and operate the Leased Real Property which Seller wishes to transfer, and Buyer wishes to acquire, as part of the transactions contemplated by this Agreement.

D.            Seller engages in the manufacturing, processing, packaging, marketing, distributing and selling of coffee, tea and related products through its DSD Business, NSO Business and other businesses, each of which uses different methods to distribute product (which in some instances is the same or similar product) to customers, many of which purchase product from more than one of these businesses.

E.             The Seller Parties desire to sell to Buyer, and Buyer desires to purchase from the Seller Parties, the assets of the DSD Business identified in Section 1.1, and the Seller Parties desire to delegate to Buyer and Buyer desires to assume the Assumed Liabilities, in each case on the terms and subject to the conditions hereinafter set forth.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows.

ARTICLE I.
PURCHASED ASSETS; ASSUMED LIABILITIES

1.1.          Purchased Assets.  At the Closing and in reliance upon the representations, warranties and agreements and subject to the conditions set forth in this Agreement, the Seller Parties shall sell, assign, transfer, convey and deliver to Buyer, free and clear of all liens, Claims, options, charges, security interests, pledges, rights, mortgages or other encumbrances whatsoever (collectively, “Liens”), other than Permitted Liens, and Buyer shall purchase from the Seller Parties, for the Purchase Price, all of the Seller Parties’ right, title and interest in the following items, other than any Excluded Assets (all of such assets, properties and rights being acquired hereby are collectively called the “Purchased Assets”):

(a)           DSD Intellectual Property.  (i) The Trademarks and Trade Names listed on Schedule 1.1(a)-1 attached hereto, including domain names incorporating the same, in each case whether registered or not, and wherever such rights exist, subject to the terms of the Buyer Trademark License Agreement and the Superior Trademark License Agreement, together with the right to recover for any past infringement thereof; (ii) all Seller Parties’ rights in the United States to the Trademarks and Trade Names listed on Schedule 1.1(a)-2 attached hereto, whether registered or not, together with the right to recover for any past infringement thereof (clauses (i) and (ii) being collectively called the “DSD Business Marks”), (iii) the Houston Software, and (iv) all Other Intellectual Property of the Seller Parties that relates only to the DSD Business or the DSD Business Marks, whether registered or not, the right to recover for any past infringement thereof, and the right to protection of interests therein (clauses (i) through (iv) being collectively called the “DSD Intellectual Property”);

(b)           Tangible P&E.  (i) All Owned Vehicles, (ii) all furniture, fixtures, equipment, machinery, spare parts, tools, supplies and other tangible personal property, other than Owned Vehicles, owned by Seller which at Closing are located at, or in transit to, the Transferred Facilities or on the Vehicles, (iii) all desktop computers which at Closing are located at or in transit to the Transferred Facilities, and all laptop computers and hand held computer devices which at Closing are in the possession of Hired Personnel, and (iv) the AS 400 computer server located at the Houston Plant (all of the foregoing, other than Consumable Inventory and Brew Equipment, whether or not exclusively related to the DSD Business, being collectively called the “Tangible P&E”).  For the avoidance of doubt, Tangible P&E shall not include desktop computers located at Seller’s Downers Grove, IL location;

(c)           Brew Equipment Inventory.  (i) All Brew Equipment Inventory distributed by the DSD Business to DSD Customers and in the control of or in transit to such customers as of the Closing; (ii) twenty-one percent (21%) (or such greater percentage as Seller may choose to provide to Buyer) of the Brew Equipment Inventory related to Liquid Coffee (it being agreed that such Brew Equipment Inventory shall include both new Machines and Machines which are used/awaiting refurbishment in such proportion as Seller owns such Machines immediately prior to the Closing), which shall consist of (A) 100% of such Brew Equipment Inventory located on the Vehicles as of the Closing and (B) the remainder of such Brew Equipment Inventory to be selected from such Brew Equipment Inventory that is located at or in transit to the Facilities and Seller’s Washington, PA Facility as of the Closing, and (iii) forty-two percent (42%) (or such greater percentage as Seller may choose to provide to Buyer) of the Brew Equipment Inventory that is not related to Liquid Coffee (it being agreed that such Brew Equipment Inventory shall include both new Machines and Machines which are used/awaiting refurbishment in such proportion as Seller owns such Machines immediately prior to the Closing), which shall consist of (A) 100% of such Brew Equipment Inventory located on the Vehicles as of the Closing and (B) the remainder of such Brew Equipment Inventory to be selected from such Brew Equipment

Inventory that is located at or in transit to the Facilities and Seller’s Washington, PA Facility as of the Closing.  Any Brew Equipment Inventory to be selected from the Facilities or Seller’s Washington, PA Facility as of the Closing shall be selected based upon the methodology set forth in Schedule 1.1(c).  Upon signing this Agreement, Seller is providing Buyer with a list maintained by Seller in the ordinary course of the DSD Business of the Brew Equipment Inventory located at DSD Customers as of October 2, 2008; provided, Seller makes no representation or warranty regarding the accuracy of such list;

(d)           Consumable Inventory.  All Consumable Inventory at Closing (i) located at the Transferred Facilities, Buyer Sites or, except for green coffee and tea, in transit to the Transferred Facilities or Buyer Sites regardless of whether related exclusively to the DSD Business; and (ii) in transit to the locations of DSD Customers pursuant to DSD Business transactions (the “Purchased Consumable Inventory”);

(e)           Real Estate.  One hundred percent (100%) of the equity interest of Realty (being all of the equity of Realty) and each parcel of the Owned Real Property;

(f)            Personal Property Leases.  (i) The leases listed on Schedule 1.1(f), but only to the extent relating to the Leased Vehicles listed on Schedule 1.1(f), including all Seller’s rights with respect to such Leased Vehicles, (ii) the leases of other personal property used exclusively by the DSD Business, including all Seller’s rights with respect to the underlying personal property, and (iii) the leases of personal property listed on Schedule 4.13-3, to the extent related to the DSD Business, including all Seller’s rights with respect to the underlying personal property to the extent related to the DSD Business (clauses (i) through (iii) being collectively called the “Personal Property Leases”);

(g)           Contracts.  All Contracts to which either of the Seller Parties or Realty is a party or is bound which (i) relate exclusively to the DSD Business or the other Purchased Assets (excluding any individual employment contracts, collective bargaining agreements, employee welfare and pension plans, severance plans and related documents); (ii) are Contracts listed in Schedule 1.1(g)-1, such schedule to include the Sauce Supply Agreement; or (iii) to the extent related to the Hired Personnel, are collective bargaining agreements and other contracts listed on Schedule 1.1(g)-2 (“Labor Contracts”) (clauses (i) through (iii) being called the “DSD Contracts”) (said DSD Contracts, together with the Real Property Leases and the Personal Property Leases, being collectively called the “Purchased Contracts”);

(h)           Permits.  All Permits relating exclusively to the DSD Business and all Permits relating exclusively to the Transferred Facilities (regardless of whether the Transferred Facilities relate exclusively to the DSD Business), to the extent such Permits are transferable and to the extent not transferred to Realty prior to the Closing;

(i)            Mixed Use Contracts.  The benefits arising after the Closing Date under the Mixed Use Contracts to the extent such benefits are related to the DSD Business, all pursuant to the terms and conditions of Section 6.7;

(j)            Books and Records.  All (i) business records, tangible data, documents, files, DSD Customer lists, supplier lists, sales records (but in the case of Shared Customers, relating only to DSD Business transactions), business and marketing plans, creative materials, advertising, promotional materials, price lists, returned goods records, blueprints, specifications, designs, drawings, plans, operation or maintenance manuals, bids, invoices, sales literature, and all other books and records (collectively, “Information”), in each case which relate exclusively to the DSD Business or DSD Business transactions (but excluding (A) all Tax returns and all worksheets, notes, files or documents primarily related thereto, wherever located, (B) all documents prepared in connection with the transactions contemplated by this Agreement and all minute books and corporate records of the Seller Parties, (C) all Information of the Seller Parties which is not related exclusively to the DSD Business or DSD Business transactions, it being agreed, however, that (i) all Information relating to Shared Customers to the extent such Information relates to DSD Business transactions shall be included in the Purchased Assets, and (ii) to the extent any Seller Party possesses Information which relates to the DSD Business and any other business operated by such Seller Party, Buyer shall have access to the portion of such Information relating exclusively to the DSD Business or DSD Business transactions to the extent set forth in Section 6.9(b), (D) all Information which is more than three (3) years old other than any blueprints, specifications, designs, drawings, plans and operation or maintenance manuals related exclusively to the Tangible P&E or the Transferred Facilities; it being agreed, however, that Buyer shall have access to such Information to the extent set forth in Section 6.9(b), and (E) all management information systems (other than the Houston Software and the assets described in Section 1.1(b), subject to Buyer’s right to use the systems as described in Section 6.15) and (ii) personnel records relating to Hired Personnel who become employees of Buyer at Closing (collectively, the “Books and Records”);

(k)           Telephone Numbers.  All telephone numbers, facsimile numbers, and white- and yellow-page listings related only to the Transferred Facilities and cell phone accounts of the Hired Personnel maintained by Seller;

(l)            Goodwill.  All goodwill associated with the DSD Business and DSD Intellectual Property (including goodwill generated both with Exclusive Customers and Shared Customers to the extent related to DSD Business transactions);

(m)          Prepaid Expenses.  All prepaid expenses related solely to the DSD Business and characterized as such on the Books and Records in a manner consistent with Seller’s past practices and the Accounting Principles, including deposits held under Purchased Contracts (“Prepaid Expenses”), subject to adjustment under Section 2.1;

(n)           Warranties.  To the extent assignable to Buyer and subject to Section 1.3(u) below, all of the Seller Parties’ rights under or pursuant to all product and service warranties solely to the extent relating to or arising in connection with the Purchased Assets or operation of the DSD Business; and

(o)           Closing Routes.  The Closing Routes.

1.2.          Limitations on Assignability.  Subject to Section 1.4(b), to the extent that any of the Purchased Assets are not assignable without the consent of a third party, neither this Agreement, nor any of the instruments or documents executed and delivered in connection herewith or contemplated hereby, shall constitute an assignment or assumption thereof, or attempted assignment or attempted assumption thereof, if such assignment or attempted assignment, or assumption or attempted assumption, would constitute a breach thereof.  If there are assignment consents that are not obtained by the Seller Parties by the Closing Date, the Seller Parties shall use commercially reasonable efforts (but Seller Parties shall not be required to pay any third party in exchange for such consent) to obtain all such consents as soon as reasonably practicable after the Closing Date and thereafter assign to Buyer such non-assignable Purchased Assets.  Following any such assignment, such assets shall be deemed Purchased Assets and the liabilities thereunder (to the extent provided herein) shall be deemed Assumed Liabilities for purposes of this Agreement.  After the Closing and prior to obtaining any required consent, the Seller Parties shall cooperate with Buyer in any reasonable arrangement designed to provide Buyer with the benefits of the non-assignable Purchased Assets and Buyer shall perform all corresponding liabilities and obligations of Seller Parties relating thereto to the extent the same would have been Assumed Liabilities hereunder had the consent been obtained as of the Closing.

1.3.          Excluded Assets.  The “Excluded Assets” shall consist of all assets, properties, rights and interests not included in the definition of the term “Purchased Assets.”  Without limiting the foregoing, and without creating any implication that an asset or property would be a Purchased Asset if not set forth below, the Excluded Assets shall include the following, together with any assets, Claims, causes of action, choses in action, rights of recovery or rights of set-off of any kind against any Person arising out of or relating to any of the following:

(a)           Retained Coffee Food Service Business.  The Coffee Food Service Business other than the DSD Business;

(b)           Liquid Coffee Concentrate Business.  Seller’s business of manufacturing, processing, packaging, marketing, distributing and selling to any customer, by any means of delivery or distribution, coffee in the form of liquid coffee concentrate and related products, including milk and chocolate (such liquid coffee concentrate and related products being called “Liquid Coffee” and said business being called the “Liquid Coffee Business”), including the Douwe Egberts brand and related products (other than liquid coffee Machines distributed in DSD Business transactions); provided that Buyer will be entitled to distribute and sell Liquid Coffee pursuant to the terms of the Liquid Coffee Distribution Agreement;

(c)           Certain Tangible Personal Property.  All furniture, fixtures, equipment, desktop computers, machinery, spare parts, tools, supplies and other tangible personal property which at Closing are not located at or in transit to a Transferred Facility or on any Vehicle (other than (A) the Owned Vehicles, (B) laptop computers and hand held computer devices which at Closing are in the possession of any Hired Personnel, and (C) the AS 400 computer server located at the Houston Plant, it being understood that the items in clauses (A) through (C) hereof shall be included in the Purchased Assets);

(d)           Certain Brew Equipment Inventory.  All Brew Equipment Inventory which is not part of the Purchased Assets.

(e)           Excluded Contracts.  All Contracts, including Mixed Use Contracts (other than those which are specifically Purchased Contracts) and Contracts for the purchase of green coffee, tea, liquid coffee concentrate, cappuccino and cocoa products, Machines and Spare Parts, and Contracts relating to software and information technology services or products, and Contracts marked with an asterisk (*) on Schedule 4.17(a) (it being understood that this clause (e) shall not limit the rights of Buyer under Section 1.1(i));

(f)            Cash and Cash Equivalents and Deposits.  All cash, bank accounts, cash equivalents and other similar types of investments, certificates of deposit, U.S. Treasury bills and other marketable securities and all advances and deposits other than Prepaid Expenses included within the meaning of the Purchased Assets;

(g)           Receivables; Etc.  All accounts receivable and other receivables, billed and unbilled, and all negotiable instruments, or other instruments and chattel paper, as are payable to any Seller Party, and all Claims for refund or credit, including Tax refunds and any other Claims not part of the Purchased Assets;

(h)           Insurance.  All insurance policies, programs, reserves and related bonds of any nature (and any dividends or claims payable in respect thereof), including those covering the DSD Business prior to the Closing;

(i)            Permits.  All Permits not relating exclusively to the DSD Business (other than Permits exclusively relating to the Transferred Facilities, regardless of whether such Transferred Facilities are exclusively related to the DSD Business) and all Permits not transferable to Buyer.  Permits that are Excluded Assets shall include all franchise, Tax, sales and use Permits of the Seller Parties;

(j)            DSD Management Systems.  Other than the Houston Software and the assets related to the management information systems described in Section 1.1(b), (all of which constitute part of the Purchased Assets), the management information systems and related services utilized at any of the Facilities (subject to Buyer’s right to use the systems described in Section 6.15) (it being understood, however, that Seller shall have obligations to provide certain

IT services to Buyer following the Closing Date pursuant to the terms of the Seller Transition Services Agreement);

(k)           Centralized Services.  All administrative and corporate services of Seller, all services related to any business or operation of Seller or any of its Affiliates in addition to the DSD Business (it being understood, however, that Seller has obligations to provide certain services to Buyer following the Closing Date pursuant to the terms of the Seller Transition Services Agreement);

(l)            Employee Plans.  All Employee Plans and all rights and interests under (including those of sponsor and administrator, as applicable), and all assets of, any employee benefit plan maintained by Seller or any of its Affiliates for the benefit of employees which include, but are not limited to, the Hired Personnel;

(m)          Cappuccino and Cocoa; Formulas and Blends.  The cappuccino and cocoa recipes and all coffee and other formulas and blends of products sold by the DSD Business; provided that Buyer will be entitled to distribute and sell certain of Seller’s cocoa and cappuccino products pursuant to the terms of the Cappuccino and Cocoa Transition Agreements and shall have the right to use certain coffee, tea and other related product formulas set forth on Exhibit A of the Formula License Agreement which were used by Seller in the DSD Coffee Business or manufactured in the Houston Plant prior to the Closing Date, pursuant to the terms of the Formula License Agreement;

(n)           Sauce Business.  The Sauce Business other than the DSD Sauce Business;

(o)           Retained Claims.  Any and all Claims and rights to recovery of the Seller Parties against any Person, whether now existing or arising in the future, to the extent related to or arising from or in connection with the DSD Business prior to the Closing Date (other than as provided in Section 1.1(a)), the Excluded Assets, or the Excluded Liabilities;

(p)           Agreement Rights.  The Seller Parties’ rights under this Agreement and any Additional Documents;

(q)           Real Property.  The property which is subject to the Option Agreement and all Facilities other than Transferred Facilities;

(r)            Excluded Intellectual Property.  All Trademarks, Trade Names and Other Intellectual Property including rights to recover for past infringement thereof, to the extent that such Trademarks, Trade Names and Other Intellectual Property are not DSD Intellectual Property.  Without limiting the foregoing, (i) the Douwe Egberts Trade Name, related Trademarks and related Other Intellectual Property, and (ii) the Suntipt Trade Name, related Trademarks, and related Other Intellectual Property outside of the United States as well as domain names relating to the Suntipt Trade Name;

(s)           Excluded Goodwill.  All goodwill associated with the businesses of Seller other than the DSD Business and DSD Intellectual Property (including goodwill generated with Shared Customers to the extent not related to DSD Business transactions);

(t)            Websites.  All of Seller’s websites, including each such site’s content, look and feel, verbiage and images, but not including any domain names or DSD Intellectual Property (subject to the Buyer Trademark License Agreement and the Superior Trademark License Agreement) which are part of the Purchased Assets, it being understood that Buyer operates or will operate one or more websites using the domain names owned by Buyer which may contain information of a similar subject matter as one or more of Seller’s websites;

(u)           Certain Warranty Rights.  All rights under or pursuant to all product and service warranties relating to or arising in connection with (i) any Excluded Liability, or (ii) the ownership of the Purchased Assets or operation of the DSD Business on or prior to the Closing Date;

(v)           Certain Consumable Inventory.  All Consumable Inventory located at Seller’s Bensenville, IL distribution center and all green coffee and tea in transit to the Transferred Facilities and Buyer Sites; and

(w)          Other Excluded Assets.  The assets listed on Schedule 1.3(w).

1.4.          Assumption of Liabilities.  At the Closing, Buyer shall assume and agree to discharge and perform when due the following Liabilities of the Seller Parties (the “Assumed Liabilities”).

(a)           Permitted Liens.  All Liabilities relating to the Permitted Liens;

(b)           Executory Liabilities.  Notwithstanding Section 1.2 to the contrary, obligations arising after the Closing Date for future performance and any Liabilities arising from or relating to such future performance under each of the Purchased Contracts and those obligations arising after the Closing Date for future performance and any Liabilities arising from or relating to such future performance under the portion of each of the Mixed Use Contracts required to be assumed or performed pursuant to Section 6.7; provided, however, Assumed Liabilities shall not include any Liabilities (i) for or resulting from a breach by any Seller Party of any Purchased Contracts or any Mixed Use Contracts occurring on or prior to the Closing Date (other than any breach arising on account of a transfer pursuant to this Agreement of any Purchased Contact or Mixed Use Contract without the receipt of any necessary consent or waiver), or (ii) under any Mixed Use Contracts (or portion thereof) not required to be assumed or performed by Buyer pursuant to Section 6.7;

(c)           Environmental Liabilities.  Environmental Liabilities related to the Transferred Facilities, subject to any indemnification obligation of Seller for breach of any of the representations and warranties set forth in Section 4.21;

(d)           Pension Liabilities.  Pension liabilities under Multiemployer Plans with respect to the employees of the DSD Business to be hired by Buyer at Closing; provided, however, that if Buyer discontinues operations at the Hayward, CA Facility during the 180-day period following the Closing, Seller will indemnify and hold Buyer harmless for any withdrawal liability in excess of $60,000.00 which is incurred by Buyer under the Multiemployer Plans related to said Facility on account of such shutdown.  Notwithstanding the foregoing, any Liability under the Multiemployer Plans for contributions required to be paid for a period prior to Closing (but only for the dollar amount of contributions, charges or increases required to have been made by Seller on or prior to Closing and not for any contributions, charges or increases required to be paid after Closing or for any other adjustments to contribution amounts after the Closing), or for a withdrawal or partial withdrawal occurring prior to the Closing shall not be an Assumed Liability;

(e)           Advertising and Trade Promotion Expenses.  All Liabilities for advertising, trade promotions and customer rebates relating exclusively to the DSD Business (collectively, “Promotional Expenses”) with respect to the period after the Closing Date; provided, however, that in the case of Promotional Expenses that relate to periods that extend both before and after the Closing Date, the parties shall allocate such Promotional Expenses based upon the relative benefits received by Seller Parties prior to the Closing Date (such amount to be an Excluded Liability) and the benefits received by Buyer following the Closing Date (such amount to be an Assumed Liability) in accordance with Section 2.7.  The parties shall share with one another all relevant information to make this allocation in accordance with such relative benefits;

(f)            Utilities, Taxes, Etc.  Pursuant to Section 2.3, a pro-rated portion of (i) the real property Taxes for Owned Real Property, (ii) in the case of the Houston Plant and the Oklahoma City Plant, water, gas, electricity and other utilities relating to such plants, and (iii) in the case of all the Purchased Assets, personal property Taxes, plus any additional amounts which may be due based on actual bills versus amounts estimated pursuant to Section 2.3 (it being agreed that if Seller paid more than its pro rata portion based on such estimates, Buyer shall have no refund obligation to Seller); and

(g)           Accrued Vacation.  Subject to Section 6.2(a), accrued vacation as of the Closing Date for Hired Personnel.

Assumption by Buyer of the Assumed Liabilities shall not in any way enlarge any of the rights of any third parties relating to any such Assumed Liability.

1.5.          Excluded Liabilities.  The “Excluded Liabilities” shall consist of all Liabilities of the Seller Parties other than the Assumed Liabilities, except the foregoing shall not limit in any way Buyer’s indemnity obligation under Section 8.3(b).

1.6.          DISCLAIMER OF WARRANTIES.  EXCEPT AS SET FORTH IN ARTICLE IV, THE PURCHASED ASSETS ARE SOLD “AS IS”, “WHERE IS” AND NO

SELLER PARTY MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY REGARDING THE PURCHASED ASSETS.  WITHOUT LIMITING THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NO SELLER PARTY MAKES ANY REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OF ANY PURCHASED ASSETS OR ANY OTHER REPRESENTATIONS OR WARRANTIES ARISING BY STATUTE OR OTHERWISE IN LAW, FROM A COURSE OF DEALING OR USAGE OF TRADE, OR OTHERWISE.  ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED BY THE SELLER PARTIES.

ARTICLE II.
PURCHASE PRICE

2.1.          Purchase Price.

(a)           The aggregate purchase price (the “Purchase Price”) to be paid by Buyer for the Purchased Assets shall be $45,390,000.00, as adjusted pursuant to this Article II.  In accordance with Sections 2.1(b) and 3.1, the Buyer shall pay to Seller an amount (“Closing Payment”) equal to $45,390,000.00, plus the amount of the Vacation Reimbursement, if any, plus the balance of any amounts owed to Seller by Buyer pursuant to Sections 6.4 and 6.15, plus or minus the following:  the amount of any Estimated Inventory and Prepaid Excess shall be added and the amount of any Estimated Inventory and the Prepaid Shortfall shall be subtracted.  In order to calculate the Closing Payment, Seller shall deliver to Buyer at least two (2) business days before the Closing Date an estimated calculation, which shall be prepared by Seller in good faith, of the value of the Consumable Inventory to be reflected on the Closing Inventory Statement and the Prepaid Expenses (itemizing each Prepaid Expense) which are part of the Purchased Assets (the “Estimated Inventory and Prepaid Value”).  The amount by which the Estimated Inventory and Prepaid Value exceeds $22,000,000.00 shall be called the “Estimated Inventory and Prepaid Excess” and the amount by which the Estimated Inventory and Prepaid Value is less than $22,000,000.00 shall be called the “Estimated Inventory and Prepaid Shortfall”.  The Estimated Inventory and Prepaid Value shall be prepared, with respect to Consumable Inventory in accordance with the Valuation Methodology described in Section 2.6(a), and with respect to the Prepaid Expenses which are part of the Purchased Assets, in accordance with Seller’s Accounting Principles.

(b)           The Closing Payment shall be paid by wire transfer of same day funds to the account set forth in Schedule 2.1 at Closing, except that if Buyer has not consummated the Bank Financing as of the Closing Date, then Buyer shall have the right to pay up to $20,000,000 of the Closing Payment in the form of a secured promissory note, said note to be payable to Seller in the form attached hereto as Exhibit B (the “Note”).  The Note shall be secured by the collateral set forth in that certain Continuing Security Agreement dated the Closing Date, duly executed and delivered to Seller by Buyer in the form of Exhibit C (the “Security Agreement”).

2.2.          Allocation.  The Purchase Price shall be allocated among the Purchased Assets as agreed to by the parties; provided that such allocation shall be subject to necessary adjustments, to be completed and reflected in such allocation within ten (10) days following the issuance of the Final Closing Statements, on account of the final Consumable Inventory and Prepaid Expense Valuation under Section 2.6.  The parties shall file Internal Revenue Service Form 8594 with the Internal Revenue Service (“IRS”) reflecting such allocation in accordance with Section 1060 of the Code, and shall agree and ensure that all federal, state, local and foreign Tax returns which they file reflect such allocation.  Each party shall promptly provide the other party with any other information required to complete IRS Form 8594.

2.3.          Prorations.

(a)           On the Closing Date, (i) the real property Taxes relating to the Owned Real Property, (ii) in the case of the Houston Plant and the Oklahoma City Plant, the water, gas, electricity and other utilities, and (iii) in the case of all the Purchased Assets wherever located, personal property Taxes, shall each be prorated between Buyer and Seller effective as of the Closing Date.  To the extent practicable, utility meter readings for the Houston Plant and the Oklahoma City Plant shall be determined as of the Closing Date and, if not available, will be estimated by the parties.  If the final real property Tax rate or final assessed value for the current Tax year is not established by the Closing Date, the prorations shall be made on the basis of ninety-five percent (95%) of the rate or assessed value in effect for the most current ascertainable Tax year.  Prorations shall be made on the principle that Seller shall be responsible for real property Taxes relating to the Owned Real Property, utilities relating to the Houston Plant and the Oklahoma City Plant, and personal property Taxes related to the Purchased Assets allocable to the periods or portions of periods ending on or prior to the Closing Date, and Buyer shall be responsible for real property Taxes relating to the Owned Real Property, utilities relating to the Houston Plant and the Oklahoma City Plant and personal property Taxes related to the Purchased Assets allocable to the period or portions of periods beginning after the Closing Date.

(b)           With respect to each personal property tax return required to be filed on or prior to the Closing Date, Seller shall prepare and file each such tax return consistent with its past practice.  The allocation of personal property Taxes between the parties shall be made at Closing (i) based upon the value of the Purchased Assets (and no other property) as reflected in the applicable personal property tax return in the case of returns filed for the year in which the Closing occurs, or (ii) in the case of returns not yet filed for the year in which the Closing occurs, based upon the value of the Purchased Assets (and no other property) determined by Seller consistent with its past practices in filing personal property tax returns (which in no event shall take into account the Purchase Price or any contrary methodologies advanced by Buyer).

(c)           The prorations and allocations required by this Section 2.3 shall be made and paid by the parties at the Closing.

2.4.          Income Taxes.  All Taxes in respect of the income of the DSD Business for the period or portions of periods ending on or prior to the Closing Date shall be borne by the Seller Parties.  All Taxes in respect of the income of the DSD Business for the period or portions of periods beginning after the Closing Date shall be borne by Buyer.

2.5.          Closing Costs, Transfer Taxes and Fees.

(a)           Buyer and Seller shall each pay fifty percent (50%) of the cost of any transfer Taxes, sales, use or other Taxes or fees imposed by reason of the transfer of the Purchased Assets (provided that in no event shall Buyer be liable for any Tax in respect of income imposed on any of the Seller Parties resulting from their sale of the Purchased Assets to Buyer), costs of applying for new permits and obtaining the transfer of existing permits, all fees and costs of recording or filing all conveyancing instruments, all fees and costs of obtaining title insurance on the Owned Real Property as set forth in Section 7.1(d) herein, including the costs and surveys necessary to delete the standard printed form Title Policy exception for matters shown by survey (which title insurance fees and costs shall not exceed $50,000.00 in the aggregate, it being agreed that Buyer shall be liable for one hundred percent (100%) of title insurance fees and costs in excess of $50,000.00), and the fees and costs of recording or filing all UCC termination statements and other releases of Liens other than Permitted Liens (but not the amount of such Liens).  For the avoidance of doubt, Buyer and Seller shall each pay fifty percent (50%) of the cost of any transfer, sales, use or other Taxes or fees imposed by reason of the transfer of the Leased Real Property to Realty.  Notwithstanding anything to the contrary herein, Seller shall not be liable for the administrative cost of transferring title (tags only) imposed in connection with registering any Vehicles with any Governmental Authority in the name of Buyer following the Closing, it being understood, however, that the costs of all other transfer Taxes, sales, use or other Taxes or fees imposed by reason of the transfer of the Vehicles on the Closing Date shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer.  The sales, use and transfer Tax returns required by reason of said transfer shall be timely prepared and filed by the party normally obligated by Applicable Law to make such filing.  The parties agree to cooperate with each other in connection with the preparation and filing of such returns, in obtaining all available exemptions from such sales, use and transfer Taxes, and in timely providing each other with resale certificates and any other documents necessary to satisfy any such exemptions.

(b)           If any party (or any of its Affiliates) pays any Tax or fee required to be shared by the parties or paid by the other party under Section 2.5(a), the owing party shall promptly (within twenty (20) days) reimburse the paying party for the amounts so owed.  If any party (or any of its Affiliates) receives any refund or credit of any Tax or fee to which another party is entitled under Section 2.5(a), the receiving party shall promptly (within twenty (20) days) pay such amounts to the party entitled thereto.

2.6.          Post-Closing Consumable Inventory and Prepaid Expense Adjustment.

(a)           Schedule 2.6(a) is a statement setting forth the type and value of the Consumable Inventory of the DSD Business owned by Seller as of June 28, 2008, which statement was prepared by Seller in a manner consistent with past practices used by Seller to value Inventory of the DSD Business (said statement being called “Historic Inventory Statement”).  Two (2) business days before the Closing Date, Seller shall cause a physical count of the Consumable Inventory constituting part of the Purchased Assets at both the Transferred Facilities and Buyer Sites (subject only to additions and deletions made by Seller in the ordinary course of the DSD Business from the time of the physical inventory to the Closing Date).  Representatives of both parties and their respective agents, including auditors, may be present during the inventory count and each party shall be responsible for its costs, including fees of its auditors and Representatives.  Based upon this physical inventory, Seller shall prepare and deliver to Buyer, within sixty (60) days following the Closing Date, a statement setting forth the type and value of the Consumable Inventory as of the Closing Date (“Closing Inventory Statement”), which shall be prepared in a manner consistent with the Historic Inventory Statement, meaning that the valuation of Consumable Inventory as of the Closing Date shall be determined first, in accordance with the valuation principles articulated in the Historic Inventory Statement; second, if not articulated, then in accordance with valuation principles applied by Seller in the valuation of Inventory reflected in the Historic Inventory Statement; and third, if not reflected in the Historic Inventory Statement, in accordance with valuation principles used by Seller in a manner consistent with Seller’s past practices in valuing Inventory of the DSD Business (all of said valuation principles being collectively called the “Valuation Methodology” and none of which are inconsistent with Seller’s Accounting Principles).  Buyer shall provide to Seller and its auditors and Representatives upon reasonable advance notice and during normal business hours access to the books and records, any other information, including work papers of its auditors, and to any employees of Buyer reasonably necessary for Seller to prepare the Closing Inventory Statement, to respond to Buyer’s Objection (as defined below) and to prepare materials for presentation to the CPA Firm (as defined below) in connection with Section 2.6(c).  At the time Seller delivers the Closing Inventory Statement, Seller shall also deliver a statement of the Prepaid Expenses which were part of the Purchased Assets as of the Closing Date (the “Prepaid Statement” and, together with the Closing Inventory Statement being called “Closing Statements”).

(b)           Buyer shall, within thirty (30) days after the delivery by Seller of the Closing Statements, complete its review thereof.  After delivery of the Closing Statements, Seller shall make available to Buyer its auditors and Representatives, upon reasonable advance notice and during normal business hours, all books, records, work papers, personnel (including their accountants and employees) and other materials and sources used by Seller to prepare the Closing Statements.  The Closing Statements shall be binding and conclusive upon, and deemed accepted by, Buyer unless Buyer shall have notified Seller in writing within thirty (30) days after delivery of the Closing Statements of any good faith objection thereto (the “Buyer’s Objection”).  The Buyer’s Objection shall set forth a description of the basis of Buyer’s Objection and the adjustments to the value of Purchased Consumable Inventory reflected on the Closing Statements or adjustments to the Prepaid Expenses reflected on the Prepaid Statement which Buyer believes should be made.  Any items not disputed during the foregoing thirty (30) day period shall be deemed to have been accepted by Buyer.

(c)           If Seller and Buyer are unable to resolve all of their disputes with respect to the Closing Statements within thirty (30) days following Seller’s receipt of Buyer’s Objection to such Closing Statements pursuant to Section 2.6(b), they shall refer their remaining differences to a nationally recognized firm of independent public accountants as to which Seller and Buyer mutually agree (the “CPA Firm”) for decision, which decision shall be final and binding on the parties.  Any expenses relating to the engagement of the CPA Firm shall be shared equally by Seller, on the one hand, and Buyer, on the other hand.  Seller and Buyer shall each bear the fees of their respective auditors incurred in connection with the determination and review of the Closing Statements.  Buyer and Seller shall instruct the CPA Firm not to assign a value to any item in dispute greater than the greatest value for such item assigned to it by Buyer, on the one hand, or Seller, on the other hand, or less than the smallest value for such item assigned to it by Buyer, on the one hand, or Seller, on the other hand.  Buyer and Seller shall also instruct the CPA Firm to make its determination based solely on the presentations of Buyer and Seller that are in accordance with the guidelines and procedures set forth in this Section 2.6 (i.e., not on the basis of an independent review).

(d)           The Closing Statements shall become final and binding on the parties upon the earliest of (i) if no Buyer’s Objection has been given, the expiration of the period within which Buyer must make its objection pursuant to Section 2.6(b) hereof, (ii) the date of an agreement in writing by Seller and Buyer that the Closing Statements, together with any modifications thereto agreed by Seller and Buyer, shall be final and binding, and (iii) the date on which the CPA Firm shall issue its written determination with respect to any dispute relating to such Closing Statements.  The Closing Statements, as submitted by Seller if no timely Buyer’s Objection has been given or as adjusted pursuant to any agreement between the parties or as determined pursuant to the decision of the CPA Firm, when final and binding on all parties, is herein referred to as the “Final Closing Statements.”

(e)           Within five (5) business days following issuance of the Final Closing Statements, the net adjustment payment payable pursuant to this Section 2.6(e) (the “Adjustment Payment”) and interest thereon at the rate of three percent (3%) per annum shall be paid by wire transfer of immediately available funds to a bank account designated by Seller or Buyer, as the case may be, except that if the Note is outstanding at the time any Adjustment Payment is owed to Buyer, then in lieu of a wire transfer of the Adjustment Payment to Buyer, the Note shall be reduced by the amount of such Adjustment Payment plus any accrued interest thereon as required by this Section 2.6(e), said reduction to be applied first to the accrued and unpaid interest and then the balance to the principal amount of the Note.  The Adjustment Payment shall be the difference, if any, between (x) the value of Purchased Consumable Inventory and Prepaid Expenses, as reflected on the Final Closing Statements, minus (y) the Estimated Inventory and Prepaid Value.  The Adjustment Payment, if any, shall be payable by Buyer to Seller, if positive, and by Seller to Buyer, if negative.

2.7.          Promotional Expense Proration.

(a)           No later than fifteen (15) days after Buyer notifies Seller of a Promotional Expense that relates to periods that extend both before and after the Closing Date (a “Shared Promotional Expense”), Buyer and Seller shall meet to determine the amount of such Shared Promotional Expense allocable to the period on or prior to the Closing Date (a “Seller Expense Reimbursement”).  Seller and Buyer shall cooperate in good faith in an effort to reach agreement upon the amount of a Seller Expense Reimbursement within ten (10) days of the initial meeting of Buyer and Seller with respect to such Seller Expense Reimbursement.  The Seller Expense Reimbursement due with respect to any Shared Promotional Expense shall be computed by multiplying (A) the ratio of the Seller’s Promotional Sales over the Total Promotional Sales by (B) the Shared Promotional Expense in question.  For purposes of this Section 2.7, the term “Seller’s Promotional Sales” means the sales of the DSD Business on or prior to the Closing Date that were attributable to the Shared Promotional Expense in question, and the term “Total Promotional Sales” means the total sales for the period attributable to the Shared Promotional Expense in question.

(b)           In the event that Seller and Buyer are unable to reach an agreement on the Seller Expense Reimbursement within twenty (20) days of the initial meeting of Buyer and Seller with respect to such Seller Expense Reimbursement, they shall refer the calculation of the Seller Expense Reimbursement to the CPA Firm for decision, which decision shall be final and binding on the parties.  Any expenses relating to the engagement of the CPA Firm shall be shared equally by Seller, on the one hand, and Buyer, on the other hand.  Seller and Buyer shall each bear the fees of their respective auditors and other representatives incurred in connection with the determination and review of the Seller Expense Reimbursement.  Buyer and Seller shall instruct the CPA Firm not to assign a value to the Seller Expense Reimbursement greater than the greatest value for such item assigned to it by Buyer, on the one hand, or Seller, on the other hand, or less than the smallest value for such item assigned to it by Buyer, on the one hand, or Seller, on the other hand.  Buyer and Seller shall also instruct the CPA Firm to make its determination based solely on the presentations of Buyer and Seller that are in accordance with the guidelines and procedures set forth in this Section 2.7 (i.e., not on the basis of an independent review).

(c)           Within five (5) business days following the determination of a Seller Expense Reimbursement pursuant to clause (a) or (b) above, Seller shall pay such Seller Expense Reimbursement to Buyer by wire transfer of immediately available funds to a bank account designated by Buyer, except that if the Note is outstanding at the time any Seller Expense Reimbursement is owed to Buyer, then in lieu of a wire transfer of the Seller Expense Reimbursement to Buyer, the Note shall be reduced by the amount of such Seller Expense Reimbursement, said reduction to be applied first to the accrued and unpaid interest and then the balance to the principal amount of the Note.  In the event that Seller fails to timely pay any Seller Expense Reimbursement to Buyer, such Seller Expense Reimbursement shall accrue interest at the rate of three percent (3%) per annum.  If Seller paid Buyer an amount in excess of the Seller

Expense Reimbursement prior to the resolution of such amount as provided in this Section 2.7, then Buyer shall pay such excess to Seller by wire transfer of immediately available funds to a bank account designated by Seller, together with accrued interest from the date of determination of the Seller Expense Reimbursement pursuant to clauses (a) or (b) above.

ARTICLE III.
CLOSING

3.1.          The Closing.  Subject to Article VII, the exchange of documents required to consummate the transactions contemplated by this Agreement shall take place at 10:00 a.m., central standard time, on Friday, January 30, 2009, at the offices of Sonnenschein Nath & Rosenthal LLP, located in Chicago, but consummation of the transaction (the “Closing”) shall be effective as of 11:59 p.m., eastern standard time, on Saturday, January 31, 2009 (the “Closing Date”); provided, however, that the cash portion of the Closing Payment (determined pursuant to Section 2.1) shall be tendered by Buyer to Seller by wire transfer of same day funds at such time as federally insured financial institutions open for business on Monday, February 2, 2009, in New York, New York, and the Note, if applicable, shall be physically tendered to Seller or its representatives by 9:00 a.m., central standard time, on Monday, February 2, 2009, at the offices of Sonnenschein Nath & Rosenthal LLP, located in Chicago; provided further, however, that such transactions may occur on such other dates, times or places as agreed to in writing by Buyer and Seller.

3.2.          Seller Parties’ Closing Deliveries.  Subject to the conditions set forth in this Agreement and to Section 1.2, at the Closing, simultaneous with Buyer’s deliveries hereunder, the Seller Parties shall deliver or cause to be delivered to Buyer the following documents, certificates and instruments, all in form and substance reasonably satisfactory to Buyer and its counsel.

(a)           Realty Equity Interests.  Assignment of membership interests (and a certificate issued in the name of Buyer in the event that such membership interests are certificated) evidencing the transfer of all the right, title and interest in and to all of the equity interest in Realty to Buyer.

(b)           Instruments of Transfer.  Duly-executed bills of sale, assignments of DSD Intellectual Property, vehicle title certificates and all such other instruments of sale, assignment and transfer as are necessary or appropriate to sell, assign and transfer to Buyer and to vest in Buyer all of the Seller Parties’ right, title and interest in the Purchased Assets, free and clear of all Liens other than Permitted Liens.

(c)           Releases of Liens.  Any necessary instrument or certificate, duly executed and in recordable form, to discharge or release, or cause to be discharged or released, any Lien, other than a Permitted Lien against the Purchased Assets or Lien related to any Assumed Liabilities.

(d)           Operational Agreements.  The following agreements, in each case duly executed by Seller Parties, it being agreed that only the agreement described in clause (viii) has been finalized by the parties and that the other agreements are to be negotiated and modified in a manner mutually satisfactory to the parties based upon the parties’ discussions and understandings as of the execution of this Agreement (collectively, the “Operational Agreements”):

(i)            A Trademark License Agreement pursuant to which the Seller Parties grant to Buyer the right to use the Trademarks and Trade Names specified therein on the terms set forth therein (the “Seller Trademark License Agreement”), substantially in the form attached hereto as Exhibit D;

(ii)           A Trademark License Agreement pursuant to which Buyer grants to Seller the right to use the DSD Business Marks for the purposes and on the terms set forth therein (“Buyer Trademark License Agreement”), substantially in the form attached hereto as Exhibit E;

(iii)          A Trademark License Agreement pursuant to which Buyer grants to Seller the right to use the Trademarks and Trade Names specified therein in Canada and Mexico on the terms set forth therein (the “Superior Trademark License Agreement”), substantially in the form attached hereto as Exhibit F.

(iv)          A Seller Transition Services Agreement (the “Seller Transition Services Agreement”) substantially in the form attached hereto as Exhibit G;

(v)           A Cappuccino and Cocoa Transition Agreement with each of Seller’s two manufacturers pursuant to which Seller’s designees may supply to Buyer certain cappuccino and cocoa products on the terms set forth therein (each a “Cappuccino and Cocoa Transition Agreement”), substantially in the form attached hereto as Exhibit H (and subject to any reasonable modifications required by said manufacturers);

(vi)          A Co-Pack Agreement pursuant to which Buyer will co-pack for Seller at the Houston Plant, for Seller’s NSO Business, certain varieties of Sara Lee Foodservice roast and ground coffee, tea and related products presently produced at the Houston Plant, whether or not related to the DSD Business, on the terms set forth therein (“Buyer Co-Pack Agreement”), substantially in the form attached hereto as Exhibit I;

(vii)         A Co-Pack Agreement pursuant to which Seller will co-pack for Buyer at the St. Louis Park, Moonachie and Harahan Facilities to be retained by Seller, for Buyer’s operation of the DSD Business, certain varieties of roast and ground coffee and related products presently produced at those Facilities for the DSD Business, on the terms set forth therein (“Seller Co-Pack Agreement”), substantially in the form attached hereto as Exhibit J;

(viii)        A Liquid Coffee Distribution Agreement pursuant to which Seller will sell Douwe Egberts brand Liquid Coffee concentrate and related products to Buyer and Buyer will distribute such Liquid Coffee concentrate and related products on the terms therein (“Liquid Coffee Distribution Agreement”), substantially in the form attached hereto as Exhibit K;

(ix)           A Green Coffee and Tea Purchase Agreement pursuant to which Seller will purchase and supply to Buyer green coffee and tea on the terms therein (“Green Coffee and Tea Purchase Agreement”), substantially in the form attached hereto as Exhibit L; and

(x)            A Formula License Agreement pursuant to which Seller will license to Buyer certain coffee, tea and other related product formulas set forth on Exhibit A to such agreement which were used by Seller in the DSD Coffee Business or manufactured in the Houston Plant prior to the Closing Date (“Formula License Agreement”), substantially in the form attached hereto as Exhibit M.

(e)           Title Documents.  The following documents, in each case duly executed by Seller:

(i)            a Foreign Investment in Real Property Tax Act Affidavit in substantially the form of Exhibit N;

(ii)           with respect to Owned Real Property, such affidavits and documents as may be reasonably required by the Title Company in connection with issuing the Title Policies covering such Owned Real Property;

(iii)          such other documents and instruments reasonably necessary for the Title Company to issue any Title Policy (e.g., good standing certificates, authorizing resolutions, etc.); and

(iv)          a special warranty deed conveying fee simple title to each parcel of the Owned Real Property to Buyer, duly executed by Seller or Seller’s Affiliate as to any parcel owned by an Affiliate of Seller.

(f)            Certificate.  The following certificates:

(i)            a certificate executed by an officer of each Seller Party and Realty certifying in such officer’s official capacity and not in his or her individual capacity, the organizational documents and resolutions of the board of directors (or equivalent managing body, as applicable) authorizing the execution and delivery of this Agreement, Additional Documents and the consummation of transactions contemplated hereby and thereby;

(ii)           an incumbency certificate from each Seller Party and Realty;

(iii)          a certificate certifying the existence and good standing of each Seller Party and Realty issued by their respective states of incorporation or organization as of a date not more than ten (10) days prior to the Closing Date; and

(iv)          a certificate executed by an officer of each Seller Party certifying in such officer’s official capacity and not in his or her individual capacity, that (i) the representations and warranties of the Seller Parties contained herein are true and correct in all material respects (except those qualified by materiality, which are true and correct in all respects) on and as of the Closing Date, subject to any Changes reflected in updates to the Schedules (the effect of such Changes and updates shall be as set forth in Section 6.6(a)), and (ii) the Seller Parties have performed and complied in all material respects with all of the agreements and covenants to be performed or complied with by them prior to and as of the Closing Date.

(g)           Right of First Opportunity.  An agreement in the form of Exhibit O duly executed by Seller, pursuant to which Buyer has the opportunity to acquire certain parcels of real property adjacent to the Houston Plant (“Option Agreement”).

(h)           DSD Employee Information:  Seller shall deliver (i) a listing setting forth the number, if any, of former full-time DSD Employees, by location of each such employee’s service, who left the employ of Seller within the ninety (90) day period preceding the Closing Date, whether the termination was voluntary or involuntary to the employee; and (ii) a list setting forth the accrued and unused vacation for DSD Employees as of a date no earlier than fourteen (14) days prior to the Closing Date.

(i)            Real Property Lease Assignment.  An Assumption and Assignment duly executed by Seller assigning the Real Property Leases to Realty and accepted by Realty.

(j)            Security Agreement.  A counterpart of the Security Agreement, if applicable, executed by Seller.

3.3.          Buyer’s Closing Deliveries.  Subject to the conditions set forth in this Agreement, at the Closing, simultaneous with the Seller Parties’ deliveries hereunder, Buyer shall deliver or cause to be delivered to Seller all of the following funds, documents and instruments, all in form and substance reasonably satisfactory to Seller and its counsel.

(a)           Closing Payment.  The Closing Payment, including, if applicable, the Note, in the form permitted under Section 2.1(b) and paid to Seller as set forth under Section 3.1.

(b)           Operational Agreements.  The Operational Agreements, in each case duly executed by Buyer.

(c)           Officer’s Certificate.  A certificate executed by an officer of Buyer certifying in such officer’s official capacity and not in his or her individual capacity, the Organizational

Documents and resolutions of the Board of Directors of Buyer authorizing the execution and delivery of this Agreement and the Additional Documents, and the consummation of transactions contemplated hereby and thereby.

(d)           Bring-Down Certificate.  A certificate executed by an officer of Buyer certifying in such officer’s official capacity and not in his or her individual capacity, that (i) the representations and warranties of Buyer contained herein are true and correct in all material respects (except those qualified by materiality, which are true and correct in all respects) on and as of the Closing Date, and (ii) Buyer has performed and complied in all material respects with all of the agreements and covenants to be performed or complied with by it prior to and as of the Closing Date.

(e)           Incumbency Certificate.  An incumbency certificate from Buyer.

(f)            Insurance Certificate.  A certificate issued by Buyer’s insurance carrier (or its agent) evidencing that the insurance coverages described in Section 6.10 are in full force and effect.

(g)           Assumption of Liabilities Agreement.  An agreement whereby Buyer assumes and agrees to pay, defend, discharge and perform when due each of the Assumed Liabilities.

(h)           Right of First Opportunity.  The Option Agreement, duly executed by Buyer.

(i)            Security Agreement.  A counterpart of the Security Agreement, if applicable, duly executed by Buyer, together with all instruments, transfer powers and other items required to be delivered in connection therewith.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the disclosures set forth in the Schedules to this Agreement, Seller hereby represents and warrants to Buyer as set forth below as of the date hereof and, subject to Permitted Stipulated Updates pursuant to Section 6.6(a), as of the Closing Date.  The disclosure of information in any Schedule shall qualify all representations and warranties to the extent such information is sufficiently clear to communicate the representations and warranties which it qualifies.  The disclosure of any item or information in any Schedule shall not be construed as an admission that such item or information is required to be disclosed or is material to the DSD Business or any representation or warranty made by Seller.  Information may be set forth in Schedules for informational purposes only and the Schedules do not necessarily include other matters of a similar nature.

4.1.          Corporate Organization.  Each Seller Party and Realty is duly organized, validly existing and in good standing under the laws of the state of its organization and in each other jurisdiction in which the ownership and leasing of its properties and assets or the conduct of its business requires such qualification, except where such failure to qualify, in the case of each other jurisdiction, would not have a Material Adverse Effect, with all requisite organizational power and authority to own, lease and operate its properties and assets and to conduct its business as now, or then, being conducted.  Neither Seller Party has any direct or indirect stock or other ownership interest (whether controlling or not) in any Person which engages in the United States in a business utilizing such Person’s network of facilities and vehicles to deliver coffees and teas directly to customer locations where such products are consumed.

4.2.          No Violation.  The execution, delivery and performance by either Seller Party of this Agreement and the other Additional Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not, (a) conflict with or result in any violation of, or constitute a breach of any provision of the charter document or bylaws or operating or limited liability company agreement of such Seller Party or Realty, (b) except for consents and approvals set forth in Schedule 4.2, conflict with, result in a violation of or constitute a breach or default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, require notice under, or permit the termination of any Material Contract or Real Property Lease, (c) violate any Applicable Law, or (d) impose any Lien, restriction or charge on the Purchased Assets, including the Transferred Facilities or the DSD Business, except for Liens, restrictions or charges that would not, individually or in the aggregate, result in a Material Adverse Effect.

4.3.          Authority.  Each Seller Party has full power and authority to enter into this Agreement and the other Additional Documents to which it is a party and to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement, the Additional Documents to which it is a party, the consummation of the transactions contemplated hereby and thereby and the performance of Seller Parties’ obligations hereunder and thereunder have been duly authorized by the Seller Parties, and no other proceedings on the part of Seller Parties are necessary to authorize such execution, delivery and performance.  This Agreement and the other Additional Documents to which any Seller Party is a party have been or will be duly and validly executed and delivered by each such Seller Party and, assuming the due execution and delivery of this Agreement and the Additional Documents by the other parties thereto, constitute or will constitute valid and binding legal obligations of each Seller Party to the extent a party thereto, enforceable against each such Seller Party to the extent a party thereto in accordance with their respective terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity and the discretion of courts in granting equitable remedies.

4.4.          Realty.

(a)           Upon consummation of the transactions contemplated by this Agreement, Buyer will acquire good and valid title free and clear of all Liens to the equity interests of Realty, which represents 100% of the equity of Realty.  The membership interests of Realty have been duly authorized and validly issued and are fully paid and non-assessable.  There are no outstanding options, warrants or other rights exercisable for the purchase of, or securities convertible into, any equity interests of Realty or any agreements, contracts or commitments relating to the issuance, sale, transfer, redemption, acquisition or voting of any equity interests of Realty.  The membership interests of Realty to be transferred to Buyer hereunder are the only issued and outstanding equity interests of Realty.  Schedule 4.4 sets forth a true, correct and complete statement of the capitalization of Realty.

(b)           Realty has not engaged in any business other than owning the Real Property Leases and operating the Leased Real Property and has no Liabilities other than those which constitute Assumed Liabilities in Section 1.4.

4.5.          Compliance with Laws.  Except as set forth on Schedule 4.5, to Seller’s knowledge, the DSD Business and the Transferred Facilities are being, and during the thirty-six (36) month period prior to the date hereof have been, conducted and operated, and the Consumable Inventory has been produced, in compliance with all Applicable Laws, except for those failures to comply which would not, individually or in the aggregate, have a Material Adverse Effect or those failures that have been cured by Seller.  During the thirty-six (36) month period prior to the date hereof, neither Seller Party has received written notification from any Governmental Authority asserting that the conduct of the DSD Business, the operation of the Transferred Facilities or the production of the Consumable Inventory is not in compliance with any Applicable Law, except for those failures to comply which would not, individually or in the aggregate, have a Material Adverse Effect or any instances of noncompliance which have been cured by Seller.

4.6.          Financial Statements and Condition.  Seller has delivered to Buyer a copy of the unaudited pro forma statements of operations of the DSD Business for the twelve (12) month period ended June, 28, 2008, and the three (3) month period ended September 27, 2008 (collectively, the “Financial Statements”).  The DSD Business is not a separately reported unit of Seller.  As a result, the Financial Statements were not prepared as part of Seller’s normal reporting process.  Instead, the Financial Statements have been compiled by management of the DSD Business from source documentation subject to the controls and procedures of Seller’s accounting systems.  This source documentation was prepared in accordance with accounting principles set forth on Schedule 4.6-1 (the “Accounting Principles”) except that no allocation of cost has been made to reflect Seller’s corporate overhead, general and administrative expenses and services.  Except as set forth on Schedule 4.6-2 or in the Financial Statements, the Financial Statements (a) have been prepared in conformity, in all material respects, with the Accounting Principles, and (b) present fairly, in all material respects, the results of operations of the DSD Business (other than the Excluded Assets and the Excluded Liabilities) for the time period specified therein.  Except as set forth on Schedule 4.6-3, the definition of the term “DSD

Business” set forth in Article XI of this Agreement accurately reflects and is consistent with the business of Seller reflected in the Financial Statements for the periods covered thereby.

4.7.          Consents and Approvals.  Except as set forth on Schedule 4.7, no filing or registration with, no notice to and no permit, authorization, consent, approval or waiver, of any Governmental Authority is necessary to be made by any of the Seller Parties or Realty in connection with the execution, delivery or performance of this Agreement or the Additional Documents by Seller Parties or the consummation by Seller Parties of the transactions contemplated by this Agreement or the Additional Documents.

4.8.          Absence of Certain Changes or Events.

(a)           Except (i) with respect to matters relating to the proposed sale of the Purchased Assets and the DSD Business, (ii) for general economic conditions and conditions which affect the coffee, beverage or food service industry generally (and are not specific to the DSD Business), (iii) for any Banking Change, and (iv) as set forth in Schedule 4.8(a), since September 27, 2008, there has not been, nor does any Seller Party have knowledge of any development, individually or in the aggregate, which would reasonably be expected to cause, any material adverse change in the financial condition, business, assets, liabilities, results or operations of the DSD Business, taken as a whole, or the ability of any Seller Party to execute, deliver and perform this Agreement and the other Additional Documents to which it is a party (collectively, “Material Adverse Effect”).  For the avoidance of doubt, and without limiting the foregoing, Material Adverse Effect shall not include continuation of the downward trend in sales and financial performance of the DSD Business in a manner consistent with historic trends during the past three (3) years.

(b)           Without limiting the foregoing, except as set forth in Schedule 4.8(b) and except with respect to matters not inconsistent with this Agreement and the Additional Documents relating to the proposed sale of the Purchased Assets and the DSD Business (including the separation of the DSD Business from the other businesses of the Seller Parties), since September 27, 2008, (i) the Seller Parties have conducted the DSD Business in the ordinary course, and (ii) there has not been any sale or other disposition, except in the ordinary course of the DSD Business, of any assets of the DSD Business, or any Liens (other than Permitted Liens) placed on the assets of the DSD Business.

4.9.          Payment of Taxes.  Except as set forth on Schedule 4.9, Seller has filed all Business Returns required to be filed (or obtained an extension with respect thereto) with respect to the DSD Business, except for those failures to file or obtain an extension which would not, individually or in the aggregate, have a Material Adverse Effect.  Except as set forth on Schedule 4.9, Seller has timely paid, or made adequate provision for the payment of, all Taxes shown to be due on such Business Returns, all Tax assessments related to such Business Returns received, and all Taxes related to such Business Returns which have or may become due under Applicable Law with respect to all periods or portions thereof ending on or prior to the Closing

Date, and, with respect to all periods through September 27, 2008, adequate provision therefor is reflected in the Financial Statements.  Except as set forth on Schedule 4.9, Seller has not requested an extension of time within which to file any such Business Return which has not since been filed.  Except as set forth on Schedule 4.9, Seller has not received written notice of any claim by any Taxing Authority in any jurisdiction where it does not file Tax returns or pay Taxes that it is or may be subject to Tax by that jurisdiction solely as a result of its ownership or operation of the DSD Business.

4.10.        Owned Real Property.

(a)           A copy (including copies of all documents related to the exceptions listed therein) of a preliminary report with respect to each parcel of Owned Real Property (the “Title Report”) has been previously provided to Buyer.  There is no pending or, to Seller’s knowledge, threatened condemnation or other form of eminent domain proceeding against all or any portion of the Owned Real Property.  None of the Owned Real Property is subject to any commitment, right of first refusal or other arrangement for the sale, transfer or lease thereof to any third party.

(b)           The structures, related improvements and fixtures located on the Owned Real Property and Leased Real Property (i) to Seller’s knowledge, have no material defects, and (ii) are in a condition sufficient for the operation of the DSD Business as presently conducted, subject to maintenance, repairs and improvements to address normal wear and tear.  No Seller Party is a sublessor or sublessee of any of the Owned Real Property or the Leased Real Property except as set forth in Schedule 4.10(b).

4.11.        Leased Real Property.  Schedule 4.11 sets forth an accurate and complete list of all Real Property Leases.  Seller has provided Buyer with correct and complete copies of all Real Property Leases and all amendments thereto.  Seller is in peaceable possession of the Leased Real Property.  Except as set forth in Schedule 4.2 or Schedule 4.11, with respect to each of the Real Property Leases:

(a)           at Closing such Real Property Lease will be valid and binding upon Realty and, to the knowledge of Seller, enforceable against the other parties thereto in accordance with its terms;

(b)           none of the Seller Parties, Realty or the DSD Business is in breach of or default under such Real Property Lease and, except for breaches or defaults caused by the sale of the Purchased Assets to Buyer and Seller’s performance hereunder, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease, except where such breach or default would not, individually or in the aggregate, have a Material Adverse Effect;

(c)           none of the Seller Parties, Realty or the DSD Business owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Real Property Lease;

(d)           the other party to such Real Property Lease is not an Affiliate of any of the Seller Parties;

(e)           none of the Seller Parties or Realty has subleased, licensed or otherwise granted any person or entity the right to use or occupy such Leased Real Property or any portion thereof;

(f)            none of the Seller Parties or Realty has collaterally assigned or granted any Lien in such Real Property Lease or any interest therein; and

(g)           to the knowledge of Seller, no other party to any Real Property Lease is in breach thereof or default thereunder.

4.12.        Tangible Personal Property.  The tangible personal property, including the Tangible P&E and the Owned Vehicles, included in the Purchased Assets is owned by Seller, free and clear of all Liens other than Permitted Liens and Liens set forth in Schedule 4.12-1, all of which Liens, except for Permitted Liens, shall be fully released prior to Closing.  Schedule 4.12-2 contains an accurate and complete list of each item of Tangible P&E (other than any Owned Vehicles) located at the Transferred Facilities as of October 9, 2008, having a fair market value on Seller’s books and records of at least $25,000.00 as of such date.

4.13.        Vehicles; Routes; Personal Property Leases; Prepaid Expenses; Promotional Accruals.

(a)           Schedule 4.13-1 sets forth an accurate and complete list of all routes used in the DSD Business as of October 9, 2008 (collectively, the “Routes”).  An accurate and complete list of the Owned Vehicles used in the DSD Business as of October 24, 2008, is attached as Schedule 4.13-2.  Since September 27, 2008, other than in the ordinary course of the DSD Business, Seller has not changed routes of the DSD Business or disposed of any Vehicles.  The Routes, as changed by Seller prior to the Closing Date in the ordinary course of the DSD Business in accordance with Section 6.1, shall be referred to as the “Closing Routes”.

(b)           Schedule 4.13-3 is an accurate and complete list of each Personal Property Lease involving the payment by Seller of lease payments that in the aggregate exceed $25,000 per calendar year.  Seller has provided Buyer with correct and complete copies of all Personal Property Leases listed on Schedule 4.13-3.  Except as set forth on Schedule 4.13-4, (i) each Personal Property Lease is valid and binding upon the Seller Party who is a party thereto, and, to the knowledge of Seller, enforceable against the other parties thereto in accordance with its terms, except where the failure of such Personal Property Lease to be valid, binding or enforceable would not, individually or in the aggregate, have a Material Adverse Effect or such failures that have been cured by Seller, (ii) to the knowledge of Seller, none of the Seller Parties or the DSD Business is in breach of or default under such Personal Property Lease, and, except for breaches or defaults caused by the acquisition of the Purchased Assets by Buyer and Seller’s performance under this Agreement, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default by

Seller, or permit the termination, modification or acceleration of any obligation of Seller under such Personal Property Lease, except where such breach or default would not, individually or in the aggregate, have a Material Adverse Effect, and (iii) to the knowledge of Seller, no other party to any Personal Property Lease is in breach thereof or default thereunder, except where such breach or default would not, individually or in the aggregate, have a Material Adverse Effect.

(c)           Schedule 4.13-5 contains an accurate and complete list of the Prepaid Expenses as of June 28, 2008.

(d)           Schedule 4.13-6 contains an accurate and complete list of Promotional Accruals relating exclusively to the DSD Business as of June 28, 2008.

4.14.        Litigation.  Except as set forth in Schedule 4.14, there are no claims, actions, suits, governmental audits or investigations, or proceedings, including Products Liability Claims (collectively, “Claims”), pending or, to the knowledge of Seller, threatened, before any Governmental Authority, or before any arbitrator of any nature, brought by or against any Seller Party or Realty involving, affecting or relating to (a) the DSD Business, the Purchased Assets, or the transactions contemplated by this Agreement or the other Additional Documents, (b) seeking to enjoin or rescind the transactions contemplated by this Agreement or the Additional Documents or (c) otherwise preventing Seller Parties from complying with the terms and provisions of this Agreement and the Additional Documents.  None of the DSD Business or the Purchased Assets is subject to any Judgment.  To Seller’s knowledge, none of the Claims set forth in Schedule 4.14 are expected to have a Material Adverse Effect.

4.15.        Intellectual Property.  To Seller’s knowledge, no DSD Intellectual Property has been registered with any Governmental Authority other than as set forth on Schedule 4.15.  For each registered DSD Business Mark, Schedule 4.15 lists the jurisdiction of registration and the applicable application, registration or serial number.  Except as set forth on Schedule 4.15, the Seller Parties own all right, title and interest in and to all of the DSD Business Marks in the United States free and clear of all Liens (other than the Permitted Liens).  Except as set forth on Schedule 4.15, no Seller Party receives and no Person has a right to receive any royalty or similar payment in respect of the DSD Business Marks.  Except as set forth on Schedule 4.15, neither Seller Party has licensed, sublicensed or given permission to anyone to use any of the DSD Business Marks.  Except as set forth on Schedule 4.15, no Seller Party is subject to any Judgment, nor have any of them entered into or become a party to any Contract, in either case which restricts or impairs the ability of any Seller Party to use, exploit, assert or enforce any of the DSD Business Marks anywhere in the United States.  To the knowledge of Seller, the DSD Intellectual Property has not interfered with, infringed (directly, contributorily, by inducement or otherwise), misappropriated, or otherwise violated, and, to the knowledge of Seller, the DSD Intellectual Property does not infringe (directly, contributorily, by inducement or otherwise), misappropriate or otherwise violate any Proprietary Rights of any third party.  Seller Parties have not received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the DSD

Business must license or refrain from using any Proprietary Rights of any third party).  Except with respect to the unauthorized registered use by third parties of domain names, Seller Parties and the DSD Business have taken all reasonable and prudent steps in the United States to protect the DSD Business Marks from infringement in the United States by any other firm, corporation, association or Person and will continue to maintain and protect all of the DSD Business Marks in the United States prior to Closing so as not to adversely affect the validity or enforceability thereof.  Except as set forth on Schedule 4.15, to the knowledge of Seller, no Person in the United States has or is infringing on (directly, contributorily, by inducement or otherwise), interfering with, misappropriating or violating the DSD Business Marks and no Seller Party has received any written notice of the same.  No interference, opposition, reissue, reexamination or other proceeding is pending or, to the Seller Parties’ knowledge, is threatened, which challenges the scope, legality, validity, enforceability, use or ownership of any item of the DSD Business Marks in the United States.  All of Seller’s rights with respect to the DSD Business Marks are valid and enforceable rights of Seller Parties and will not cease to be valid and in full force and effect in the United States by reason of the execution, delivery and performance of this Agreement and the Additional Documents or the consummation of the transactions contemplated hereby and thereby.  Except as set forth on Schedule 4.15, no Seller Party has ever agreed to indemnify any Person for or against any interference, infringement or misappropriation, with respect to any DSD Intellectual Property outside the ordinary course of the DSD Business.  To Seller’s knowledge, no Seller Party possesses a registration for any domain name using the DSD Business Marks listed on Schedule 1.1(a)-1 except for those domain names set forth on Schedule 4.15.  For purposes of this Section 4.15, the term “DSD Intellectual Property” does not include any copyright which is not material.

4.16.        Permits.  To Seller’s knowledge, Seller or Realty possess the Permits set forth on Schedule 4.16-1.  To the knowledge of Seller, the Permits set forth on Schedule 4.16-1 include all of the Permits necessary for Seller and Realty to own and operate the DSD Business as conducted by them as of the Closing Date, except for those Permits the failure of which to possess would not, individually or in the aggregate, have a Material Adverse Effect.  The DSD Business and the Transferred Facilities are operated in compliance with, all Permits, except for those failures to comply which would not, individually or in the aggregate, have a Material Adverse Effect.  All of the Permits listed on Schedule 4.16-1 are in full force and effect, and no Seller Party has received during the past three (3) years any written notice to the contrary except as set forth on Schedule 4.16-2.

4.17.        Contracts.

(a)           Set forth in Schedule 4.17(a) is an accurate and complete list of all Material Contracts other than those specifically identified in another Schedule to this Agreement.  The Seller Parties have delivered or made available to Buyer a correct and complete copy of each Material Contract and all amendments thereto.  The term “Material Contract” means each of the following Contracts relating to the DSD Business which are either Purchased Contracts or Mixed Use Contracts (other than Contracts for the purchase by Seller of green coffee, tea, Liquid Coffee concentrate, cocoa and cappuccino products, Machines and Spare Parts, and Contracts relating to software and information technology services or products) to which a Seller Party or Realty is a party or is bound:

(i)            Any Contract (or group of related Contracts) for the purchase or sale of commodities, supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or that involves expenditures or receipts of the DSD Business in excess of $87,500 annually and which cannot be terminated on sixty (60) or less days notice without penalty;

(ii)           Any Contract not made in the ordinary course of the DSD Business;

(iii)          Any distribution, franchise, license, sales or commission Contract related to the DSD Business;

(iv)          Any Contract that contains covenants that in any way purport to restrict the business activity of the DSD Business (or any part thereof) or limit the freedom of the DSD Business (or any part thereof) to engage in any line of business or to compete with any Person;

(v)           Any Contract (or group of related Contracts) involving annual revenues of more than $87,500 under which Seller has granted price protection provisions;

(vi)          Any Contract with an indemnity obligation not made in the ordinary course of the DSD Business;

(vii)         Any purchase, supply or other Contract imposing on Seller confidentiality covenants not made in the ordinary course of the DSD Business;

(viii)        Any purchase, supply or other Contract, other than service Contracts, imposing on Seller nonsolicitation covenants;

(ix)           Any purchase, supply or other Contract (or group of related Contracts) which provides for warranties or return of product, rebates, sharing of fees, grant of discounts or similar arrangements involving annual sales by Seller in excess of $87,500 or which provides a grant of exclusivity by Seller to another contracting party;

(x)            Any Contract (or group of related Contracts) which provides for consignment or similar arrangement of tangible assets having a fair market value in excess of $87,500;

(xi)           Any collective bargaining agreement relating to the DSD Business;

(xii)          Any Contract for the employment of any individual on a full-time, part-time or other basis or providing severance benefits or any consulting agreement providing annual compensation in excess of $87,500;

(xiii)         Any Contract under which it has advanced or loaned any amount to any of the employees of the DSD Business outside the ordinary course of the DSD Business;

(xiv)        Any Contract which is a “futures” contract committing the DSD Business (or any part thereof) to purchase, or accept delivery of, product at future times at fixed prices;

(xv)         Any Contract that is a joint venture agreement;

(xvi)        Any Contract (or group of related Contracts) that involves receivables of the DSD Business in excess of $87,500 annually which contains a “most favored customer” or “most favored nation” clause in favor of any customer of the DSD Business; and

(xvii)       Any Contract that is an amendment, supplement or modification (whether oral or written) in respect of any of the foregoing.

(b)           Except as set forth on Schedule 4.17(b), with respect to each of the DSD Contracts, (i) such DSD Contract is valid and binding upon the Seller Party who is a party thereto or Realty, as the case may be, and, to the knowledge of Seller, enforceable against the other parties thereto in accordance with its terms, except to the extent that any failure of such DSD Contract to be valid, binding or enforceable would not, individually or in the aggregate, have a Material Adverse Effect, (ii) none of the Seller Parties or Realty is in breach of or default under such DSD Contract and, except for breaches or defaults caused by the sale of the Purchased Assets to Buyer and Seller’s performance hereunder, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a breach or default, or permit the termination, modification or acceleration of any obligation under such DSD Contract, except where such breach or default would not, individually or in the aggregate, have a Material Adverse Effect, and (iii) to the knowledge of Seller, no other party to any DSD Contract is in breach thereof or default thereunder, except to the extent that any such breach would not, individually or in the aggregate, have a Material Adverse Effect.

4.18.        No Other Agreement.  Other than for sales of assets in the ordinary course of the DSD Business, none of the Seller Parties or Realty, or any of their respective Affiliates or Representatives, has any commitment or legal obligation, absolute or contingent, to any other Person other than Buyer, to sell, assign, transfer or effect a sale or other disposition of any of the Purchased Assets or the DSD Business.

4.19.        Employee Plans.

(a)           Schedule 4.19(a) lists each material plan, agreement, arrangement or policy providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, change in control benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), or other employee benefits, in each case, which is either maintained, administered, sponsored or contributed to by a Seller Party or their ERISA Affiliates for the benefit of any Hired Personnel (each, individually, an “Employee Plan” and collectively, the “Employee Plans”).

(b)           With respect to each of the Employee Plans that is not a Multiemployer Plan, Seller has made available to Buyer:  (i) a true, correct and complete copy of such Employee Plan, (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any, and (iii) the most recent determination letter from the IRS, if any.  Seller has also made available to Buyer the current summary plan description and any material modifications thereto for each Employee Plan that is not a Multiemployer Plan in respect of which there exists a summary plan description.

(c)           Schedule 4.19(c) identifies each Employee Plan intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plans”).  Each Qualified Plan has received a favorable determination letter from the IRS or is a prototype plan that has received a favorable opinion letter from the IRS, and any such IRS letter has not been revoked.

(d)           Except as would not reasonably be expected to have a Material Adverse Effect, Seller has timely made or accrued all contributions required with respect to any Qualified Plan.

(e)           Except as would not be reasonably expected to have a Material Adverse Effect, the Seller Parties and their ERISA Affiliates have performed and complied with all of their obligations under or with respect to the Employee Plans and each Employee Plan that is not a Multiemployer Plan has been operated in all material respects in accordance with its terms and in compliance with all Applicable Laws including the Code and ERISA, and to Seller’s knowledge, each Multiemployer Plan has been operated in all material respects in accordance with its terms and in compliance with all Applicable Laws including the Code and ERISA.  There are no pending or, to Seller’s knowledge, threatened claims or proceedings relating to the Employee Plans that are not Multiemployer Plans, other than routine claims for benefits that have not resulted in any pending or, to Seller’s knowledge, threatened litigation.  Neither the Seller Parties nor their ERISA Affiliates have engaged in a transaction with respect to any Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, would be reasonably expected to subject Seller to a tax or penalty imposed by Sections 4975 through 4980 of the Code or Sections 502(i) or 502(l) of ERISA in an amount which would have a Material Adverse Effect.  There are no material audits, inquiries or proceedings pending or, to Seller’s knowledge, threatened by the IRS, Department of Labor, or any other Governmental Authority with respect to any Employee Plan.

4.20.        Labor and Employee Matters.

(a)           Except as set forth in Schedule 4.20(a), Seller is not a party to, or otherwise bound by, a collective bargaining agreement (or any other agreement with any labor organization), which covers any of the Hired Personnel.  To Seller’s knowledge, no labor unions or other organizations have filed a petition within the last 6 months with the National Labor Relations Board or any other Governmental Authority seeking certification as the collective bargaining representative of any employees of the DSD Business.  To Seller’s knowledge, no labor union or organization is currently engaged in any organizing activity with respect to any employees of the DSD Business.  During the past two (2) years, the DSD Business has not experienced any material work stoppage, labor dispute, grievance, slowdown, lockout or strike, and to the knowledge of Seller, none has been threatened against the DSD Business.  To Seller’s knowledge, except as set forth in Schedule 4.20(a), there is no unfair labor practice charge or complaint against the DSD Business pending before the National Labor Relations Board or any other Governmental Authority.

(b)           Schedule 4.20(b) lists all DSD Employees as of October 27, 2008, and for each such employee the:  (i) job position; (ii) job location; (iii) classification as full-time or part-time as of November 13, 2008; (iv) classification as exempt or non-exempt under applicable state or federal overtime regulations; (v) current hourly rate of compensation or base salary (as applicable); (vi) eligible vacation; and (vii) the original date of hire.  The last pay review day for DSD employees not covered by a Labor Contract is September 1, 2008.  For DSD Employees covered by a Labor Contract, the applicable Labor Contract includes the effective date of any pay rate changes.  Schedule 4.20(b) describes Seller’s policies for scheduling hours of work per week for DSD Employees who are non-exempt and part-time employees.  Schedule 4.19(a) lists the Employee Plans that provide to DSD Employees other compensation or allowance and target incentive compensation (commission and/or bonus, as applicable).  In addition, to the extent any DSD Employees are on leaves of absence as of October 27, 2008, Schedule 4.20(b) indicates the category of such leave of absence and an estimate of each such employee’s anticipated date of return to active employment.  To Seller’s knowledge, no executive, key employee or group of DSD Employees listed on Schedule 4.20(b) has indicated any plans to terminate employment with the Seller before or with Buyer promptly after the Closing.  Schedule 4.20(b) shall be updated and provided to Buyer as of the Closing Date and the information provided by Seller to Buyer as described in Section 3.2(h)(i) above shall be accurate as of the Closing Date with respect to the DSD Employees as of such date.

(c)           During the 90 days prior to the Closing, Seller has not effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) (or any similar state or local law)) affecting any Transferred Facility or (ii) a “mass layoff”

(as defined in the WARN Act (or any similar state or local law)) affecting any Transferred Facility.

(d)           Seller has provided Buyer with access to copies of all manuals, written policies or similar documents of the Seller Parties which are material to the DSD Business regarding compensation, benefits, perquisites, and personnel matters.  Except for the Sara Lee Corporation Severance Pay Plan and the Sara Lee Corporation Severance Pay Plan for A & B Level Executives or as provided under any Labor Contract in which Hired Personnel participate (the “Severance Plans”), the DSD Business has no oral or written severance policy or other severance obligation.

4.21.        Hazardous Substances.  Except as set forth in Schedule 4.21:

(a)           To Seller’s knowledge, the DSD Business is, and during the past five (5) years has been, in compliance and the Transferred Facilities are, and during the past five (5) years have been, operated and maintained by Seller in compliance with all Environmental Laws including laws relating to Hazardous Substances, except where non-compliance would not, individually or in the aggregate, have a Material Adverse Effect.  Seller has, and during the past five (5) years has had, all Permits required under any Environmental Law and the DSD Business and the Facilities are, and at all times have been in compliance with such Permits, except where non-compliance would not, individually or in the aggregate, have a Material Adverse Effect.  During the five (5) years preceding the Closing, Seller has not received any written notice that the DSD Business or the Transferred Facilities is or were claimed to be in violation of the provisions of any Environmental Law or in non-compliance with the conditions of any Permit, and there are no Claims pending or, to the knowledge of Seller, threatened to that effect.  To Seller’s knowledge, during the past five (5) years there have been no Hazardous Substance Releases at the Transferred Facilities which were reportable under Applicable Laws.

(b)           Seller has delivered true, complete and correct copies of (i) all written reports of all environmental investigations, assessments, studies, audits, and test results, which have been conducted at any Transferred Facility within the past five (5) years by any outside attorney, environmental consultant or engineer engaged by Seller for such purpose, and (ii) to the knowledge of Seller, all Permits, reports, and filings required by any applicable Environmental Laws, OSHA safety complaints or other similar documentation required by law to be filed with any Governmental Authority during the past five (5) years relating to the ownership or operation of the Transferred Facilities in the possession of Seller.  All such documents referenced in the foregoing clauses (i) and (ii) are listed on Schedule 4.21(b).

(c)           There are no underground storage tanks currently used or operated on, in or under any of the Transferred Facilities, and, to Seller’s knowledge, no underground storage tanks currently exist on, in or under any of the Transferred Facilities.

(d)           To the Seller’s knowledge, there are no asbestos, asbestos containing materials or any PCB containing equipment or fixtures which would require remediation, decommissioning, decontamination, abatement or removal for continued operations at the Transferred Facilities.

(e)           There are no Judgments by any Governmental Authority or quasi-governmental entity relating to any Environmental Law which regulate, obligate, bind or in any way affect the DSD Business or the Transferred Facilities.

(f)            To Seller’s knowledge, there is not and has not been during the past five years any Hazardous Substance used, generated, treated, stored, transported, disposed of, handled or otherwise existing on, under or about any Transferred Facility, except for quantities of any such Hazardous Substances stored or otherwise held on, under or about any such Transferred Facility in compliance with all Environmental Laws.

(g)           To Seller’s knowledge, Seller has at all times used, generated, treated, stored, transported, disposed of or otherwise handled its Hazardous Substances in substantial compliance with all Environmental Laws and in a manner that will not result in liability of Seller or Buyer under any Environmental Law.

(h)           To Seller’s knowledge, there are no present or past Environmental Conditions (as defined below) in any way related to the DSD Business or the Transferred Facilities which would have a Material Adverse Effect.  “Environmental Conditions” means the introduction into the soil, groundwater or environment of the Transferred Facilities (through leak, spill, release, discharge, escape, emission, dumping, disposal or otherwise) of any pollution, including without limitation any contaminant, irritant or pollutant or Hazardous Substance (upon the property of the DSD Business and only where such pollution constituted at the time thereof a violation of any Environmental Law).

4.22.        Brokers’ Fees and Commissions.  None of the Seller Parties or any of their respective Affiliates or Representatives has engaged any investment banker, broker or finder in connection with the transactions contemplated hereby.

4.23.        Consumable Inventory.  The Consumable Inventory shall not at the time of Closing (a) be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended, and including its food and coloring additive amendments and the regulations promulgated thereunder (collectively the “Federal Act”), (b) be adulterated or misbranded within the meaning of any Applicable Law, or (c) be an article which, under the provisions of Sections 405 and 505 of the Federal Act, would not be able to be introduced into interstate commerce in the United States.  Except as provided on Schedule 4.23, all Consumable Inventory produced in any Facility operated by Seller was produced in accordance with Good Manufacturing Practice (as that term is defined in the Federal Act).

4.24.        Certain Payments.  Since September 27, 2008, neither the Seller Parties nor any Affiliate of the Seller Parties, any Representative of the Seller Parties or such Affiliate nor any other Person associated with or acting for or on behalf of the Seller Parties has in connection with the DSD Business, directly or indirectly, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (a) to obtain favorable treatment in securing business, (b) to pay for favorable treatment for business secured, (c) to obtain special concessions or for special concessions already obtained, for or in respect of any Seller Party, or (d) in violation of any Applicable Law.

4.25.        Customers.  Seller has provided to Buyer an accurate and complete list prepared by the management of the DSD Business identifying those customers who, during the period from July 1, 2007 to June 28, 2008, either ceased to do business with the DSD Business and transferred their sales of coffee, tea and related products to Seller’s NSO Business, or ceased to do business with the NSO Business and transferred their sales of coffee, tea and related products to Seller’s DSD Business (collectively “Prior Customers”).  During the period from June 29, 2008, to the Closing Date, the net loss of gross margin to the DSD Business due to the transfer of business by Prior Customers from the NSO Business to the DSD Business and from the DSD Business to the NSO Business shall not exceed the amount determined by prorating $2.5 million based on the number of days from and including June 29, 2008 through and including the Closing Date divided by 365 days.  The fluctuations in purchases by Shared Customers from the DSD Business and the NSO Business are not covered by the representations and warranties made in this Section 4.25.

4.26.        LOI Compliance.  On November 24th, 25th, and 26th, 2008, Seller asked each of the individuals listed on Schedule 4.26 whether, since August 20, 2008, such individuals took any action intended to induce conversion of (a) exclusive DSD Customers to Shared Customers or customers of the NSO Business, or (b) Shared Customers to customers solely of Seller’s NSO Business.  The form of inquiry made and the results of such inquiries are noted on Schedule 4.26.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Seller Parties as of the date hereof and as of the Closing Date as set forth below.

5.1.          Corporate Organization.  Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the state of Delaware.

5.2.          Authority.  Buyer has the corporate power and authority to enter into this Agreement and the other Additional Documents to which it is a party and to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement, the other Additional Documents to which it is a party, the consummation of the transactions contemplated hereby and thereby and the performance of Buyer’s obligations hereunder and thereunder have been duly authorized by Buyer, and no other proceedings on the part of Buyer are necessary to authorize such execution, delivery and performance.  This Agreement and the other Additional Documents to which Buyer is a party have been or will be duly and validly executed and delivered by Buyer and assuming the due execution and delivery of this Agreement and the Additional Documents by the other parties thereto, constitutes or will constitute valid and binding legal obligations of Buyer to the extent a party, enforceable against Buyer to the extent a party thereto in accordance with their respective terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity and the discretion of courts in granting equitable remedies.

5.3.          No Violation.  The execution, delivery and performance by Buyer of this Agreement and the other Additional Documents to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby, do not violate any Applicable Law, do not and will not conflict with or result in any violation of, or constitute a breach of or default under (whether with or without notice or a lapse of time or both) any provision of the charter document or bylaws of Buyer or of any other agreement or obligation to which it is a party, the breach of which would impair Buyer’s ability to consummate such transactions.

5.4.          Consents and Approvals.  No filing or registration with, no notice to and no permit, authorization, consent, approval or waiver of any Governmental Authority or other Person is necessary to be made by Buyer for the execution, delivery or performance of this Agreement or the Additional Documents by Buyer or the consummation by Buyer of the transactions contemplated hereby or thereby.

5.5.          Brokers’ Fees and Commissions.  None of Buyer or its Representatives has engaged any investment banker, broker or finder in connection with the transactions contemplated hereby other than Kerlin Capital Group, LLC, whose fees will be paid by Buyer.

5.6.          Litigation.  There are no Claims pending or, to the knowledge of Buyer, threatened before any Governmental Authority, or before any arbitrator of any nature, against Buyer which seek to enjoin or rescind the transactions contemplated by this Agreement and the Additional Documents or otherwise prevent Buyer from complying with the terms and provisions of this Agreement and the Additional Documents.

5.7.          Investigation By Buyer.  Buyer acknowledges that (a) Buyer has made such investigation of the business, assets, financial condition and liabilities of the DSD Business, and has been offered the opportunity to ask such questions of appropriate representatives of Seller relating to the foregoing, as Buyer deems appropriate to enter into the transactions contemplated hereby, and (b) except for the representations and warranties of the Seller Parties in this Agreement, Buyer is not relying on any representation or warranty by the Seller Parties or any other Person in entering into the transactions contemplated hereby (and will not rely on any other representation or warranty in effecting the Closing).  Buyer acknowledges that neither any Seller

Party nor any other Person has made any representation or warranty as to the future prospects (financial or otherwise), profitability, sales levels or independent operation of the DSD Business.

5.8.          Availability of Financing.  Except for the amount of the Closing Payment that Buyer may pay pursuant to the Note as set forth in Section 2.1(b), Buyer currently has, and as of Closing will have, all funds necessary to perform its obligations hereunder, including to pay the Purchase Price at the Closing.

ARTICLE VI.
COVENANTS

6.1.          Conduct of DSD Business Prior to the Closing.  During the period from the date of this Agreement until the Closing, except as expressly contemplated or permitted by this Agreement or arising in the ordinary course of the DSD Business, or to the extent that Buyer shall otherwise consent, the Seller Parties shall use commercially reasonable efforts to preserve the Purchased Assets and DSD Business intact, including its present operations, Transferred Facilities, working conditions and relationships with lessors, licensors, suppliers, customers and employees, and carry on the DSD Business in such a manner so that the representations and warranties contained in Article IV shall continue to be true and correct in all material respects on and as of the Closing Date as if made on the Closing Date.  Without limiting the foregoing, except as expressly contemplated or permitted by this Agreement or to the extent that Buyer shall otherwise consent, Seller Parties shall operate the DSD Business in the ordinary course, and Seller Parties shall not take any action in breach of this Agreement.  Without limiting the generality of the foregoing, Seller Parties shall not, except as specifically contemplated by this Agreement:

(a)           enter into any agreements, adopt promotions or otherwise conduct the DSD Business in any way which would reasonably be likely to materially and adversely affect the sales or results of operations of the DSD Business, including taking any action intended to influence or induce the conversion of (i) Exclusive Customers to Shared Customers or customers solely of Seller’s NSO Business, or (ii) Shared Customers to customers solely of Seller’s NSO Business, or to otherwise reduce the purchases of DSD Customers from the DSD Business.  It is understood and agreed that certain customers transfer their transactions and certain other customers fluctuate their levels of purchases of coffee, tea and other products from the DSD Business to the NSO Business and from the NSO Business to the DSD Business in the ordinary course of the DSD Business without any conduct on the part of Seller intended to induce or influence customers, and that transfers of customers and transactions at the levels as described in Section 4.25 are consistent with the ordinary course of the DSD Business;

(b)           enter into, extend, materially modify, terminate or renew any Material Contract or Real Property Lease, except in the ordinary course of the DSD Business;

(c)           sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any of the Purchased Assets, or any interests therein, except in the ordinary course of the DSD Business;

(d)           fail to pay, when due, accounts payable, debts and other Liabilities of the DSD Business, except in the ordinary course of the DSD Business and in the case of bona fide disputes regarding the same;

(e)           remove any Tangible P&E from the Transferred Facilities, except for removals or dispositions of damaged or obsolete Tangible P&E, or sales or other dispositions in the ordinary course of the DSD Business; provided that Seller shall be permitted to remove the Brew Equipment Inventory from the Transferred Facilities that are not part of the Purchased Assets as a result of the allocation process of Section 1.1(c); or

(f)            reconfigure Routes except in the ordinary course of the DSD Business.

6.2.          Employees and Employee Benefits.

(a)           Subject to the Labor Contracts, at the Closing Buyer shall offer employment on an at-will basis, effective as of the Closing Date, to all DSD Employees who are employed by the Seller (or one of its Affiliates) immediately prior to the Closing (the individuals who either accept Buyer’s offer of employment or are subject to the Labor Contracts are collectively referred to herein as the “Hired Personnel”), in each case (A) at an Approved Location (and Buyer agrees not to move Hired Personnel to a different location for a period of ninety (90) days after the Closing Date) in a substantially similar capacity in which they were employed by Seller immediately prior to the Closing Date, (B) at the same or a substantially similar cash salary and cash bonus level paid or payable to such Hired Personnel as was paid or payable immediately prior to the Closing Date, (C) providing each such Person who is a Hired Personnel not covered by a Labor Contract and their eligible dependents, comparable employee benefits as are currently available to similarly situated employees of Buyer or each such Person who is a Hired Personnel covered by a Labor Contract and their eligible dependents such benefits and other terms and conditions required by any Labor Contracts, (D) consistent with the terms of Buyer’s benefit plans, Buyer will provide each such Hired Personnel full service credit (equal at least to the level existing immediately prior to the Closing Date) for vesting, eligibility and severance purposes (but not for purposes of benefit accruals under any defined benefit plans of Buyer) under any employee benefit or severance plan in force as of the Closing for employees of Buyer (“Buyer Employee Plans”) and Buyer shall amend (including by board resolution) the terms of the Buyer’s Employee Plans to reflect this service credit, (E) providing that with respect to any medical, dental or other welfare benefits that are provided at any time under Buyer Employee Plans, any applicable pre-existing condition exclusions (to the extent satisfied under the comparable Employee Plan immediately prior to the Closing Date) be waived, and any expenses incurred before such time under the comparable Employee Plan be taken into account under such Buyer Employee Plan for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions, and (F) providing paid vacation in an amount equivalent to each such Hired Personnel’s accrued and unused vacation with Seller at Closing except that, with respect to the Hired Personnel whose vacation pay becomes payable under Applicable Law by Seller as a consequence of the Acquisition, Buyer will pay to Seller, in addition to the Purchase Price, the amount of vacation pay paid by Seller to such Persons (the “Vacation Reimbursement”), provided that the total amount of the Vacation Reimbursement and accrued and unused vacation liability assumed by Buyer under this Agreement shall not exceed $300,000.00.  Buyer shall provide to each Hired Personnel who receives vacation pay from Seller under clause (F) of the prior sentence unpaid vacation time in an amount equivalent to such Hired Personnel’s accrued vacation with Seller as of the Closing.

(b)           Buyer agrees that it shall enter into a participation or similar arrangement with each Assumed Multiemployer Plan and union to the extent each such Assumed Multiemployer Plan requires such an arrangement in order for the Buyer to make the contributions necessary to comply with the requirements of ERISA Section 4204.

(c)           As of the Closing Date, Buyer and its ERISA Affiliates shall be responsible for any legally mandated continuation of health care coverage under federal or state law for all qualified beneficiaries associated with any Hired Personnel (including their dependents) who have or have had a loss of health care coverage due to a qualifying event (as defined in Section 4980B of the Code and Part 6 of Title 1 of ERISA (“COBRA”), or under any Applicable Law) that occurs on or after the Closing Date.

(d)           The Buyer shall be solely responsible for as of the Closing Date all contribution obligations (including any charges, increases or adjustments required under Applicable Law or otherwise, or pursuant to any funding plan in relation thereto) due after the Closing Date with respect to the coverage of employees of the DSD Business under the Multiemployer Plans of the Seller and its ERISA Affiliates (individually, an “Assumed Multiemployer Plan” and collectively, the “Assumed Multiemployer Plans”).  In addition, the following provisions shall apply with respect to any Assumed Multiemployer Plan subject to Title IV of ERISA, so that the sale of the Purchased Assets shall be covered under Section 4204 of ERISA and shall not be deemed a complete or partial withdrawal under Title IV of ERISA.

(i)            The Buyer shall make contributions (including any charges, increases or adjustments to contributions required under Applicable Law or otherwise, or pursuant to any funding plan in relation thereto) to such Assumed Multiemployer Plans with respect to the DSD Business for substantially the same number of contribution base units for which the Seller and its ERISA Affiliates have an obligation to contribute with respect to the DSD Business immediately prior to the Closing Date.

(ii)           Buyer and the Seller Parties shall inform each such Assumed Multiemployer Plan in writing of their intention that the sale of assets hereunder be covered by Section 4204 of ERISA, and use their best efforts to demonstrate to the satisfaction of each such Assumed Multiemployer Plan that no Buyer’s bond or escrow is required under Section 4204 of ERISA and the regulations promulgated thereunder.  In making such demonstration, neither Buyer nor the Seller, however, shall be required to disclose non-public information to the Assumed Multiemployer Plans.  If after reasonable efforts Buyer and the Seller are unable to so demonstrate to the satisfaction of such Assumed Multiemployer Plan, for a period of five plan years commencing with the first plan year beginning after the Closing Date, the Buyer, at its expense, shall provide to such Assumed Multiemployer Plan a bond issued by a corporate surety company that is an acceptable surety for purposes of ERISA Section 412, or an amount held in escrow by a bank or similar financial institution satisfactory to such Assumed Multiemployer Plan, in an amount equal to the greater of:

(A)          the average annual contribution required to be made by the Seller and its ERISA Affiliates with respect to the operations of the DSD Business under such Assumed Multiemployer Plan for the three plan years preceding the plan year in which the Closing Date occurs, or

(B)           the annual contribution that the Seller and its ERISA Affiliates were required to make with respect to the operations of the DSD Business under such Assumed Multiemployer Plan for the last plan year before the plan year in which the Closing Date occurs.

The bond or escrow shall be paid to such Assumed Multiemployer Plan if the Buyer withdraws from such plan, or fails to make a contribution to such plan when due, at any time during the first five plan years beginning after the Closing Date.

(iii)          If, during the first five (5) plan years beginning after the Closing Date, the Buyer withdraws in a complete withdrawal, or in partial withdrawal with respect to the operations of the DSD Business covered by any such Assumed Multiemployer Plan, the Seller and its ERISA Affiliates (determined following the Closing) shall be secondarily liable for any withdrawal liability they would have had to such Assumed Multiemployer Plan with respect to such operations (but for ERISA Section 4204) if the Liability of the Buyer with respect to such Assumed Multiemployer Plan is not paid; provided, however, that this subsection (iii) shall be of no force and effect if Buyer and/or the Seller demonstrate to the satisfaction of such Assumed Multiemployer Plan that no Buyer’s bond or escrow is required under Section 4204 of ERISA.  In lieu of incurring such secondary Liability the Seller shall have the right in its discretion to pay any such withdrawal liability of Buyer or its ERISA Affiliates in the event it deems it in its best interests to do so.  Buyer shall indemnify Seller for any Liability incurred by Seller on account of any withdrawal liability or any secondary Liability of Buyer arising from or in connection with Buyer’s complete or partial withdrawal from an Assumed Multiemployer Plan.

6.3.          Access to Information.

(a)           Between the date of this Agreement and the Closing Date, upon reasonable notice and at reasonable times, Seller will give Buyer and its Representatives access to personnel, facilities and books and records of the Seller Parties to the extent relating to the DSD Business and will permit Buyer to make copies thereof and will cooperate with regard to such inspections as it may reasonably request and will furnish Buyer such financial and operating data and other information to the extent relating to the DSD Business, the Purchased Assets and Assumed Liabilities which Buyer may from time to time reasonably request.  All access hereunder shall be afforded during normal business hours, and Buyer and its Representatives shall conduct any review and inspection in such a manner so that the DSD Business’s normal business activities shall not be unduly or unnecessarily disrupted.  The foregoing notwithstanding, without first obtaining the prior approval of Seller, neither Buyer nor any of its Representatives shall tour or visit the DSD Business Facilities or contact any of its employees, customers or suppliers, it being understood that any customer contacts by Buyer or any of its Representatives shall, if approved by Seller, include a Representative of Seller.  Buyer acknowledges and agrees that Buyer and its Representatives shall not be afforded access to any employee records or other records or information the disclosure of which would be prohibited by any Applicable Law.  Buyer shall conduct all such inspections, testing and other information gathering described in this Section 6.3(a):  (i) at Buyer’s sole cost and expense, and (ii) with a standard of care that would be utilized by a reasonable and prudent person and that Buyer utilizes in the ordinary course of business.  Buyer shall not conduct any environmental testing at the Transferred Facilities following execution of this Agreement.

(b)           Any and all information gathered by Buyer as a result of, or in connection with, the information gathering described in Section 6.3(a) or conducted prior to the execution of this Agreement shall be kept strictly confidential and shall not be revealed to, or discussed with, any person other than the Representatives of Buyer who agree to comply with the Confidentiality Agreement and the provisions of this Section 6.3(b), except that as of the Closing Date, Buyer and its Representatives shall cease to have any such confidentiality obligation.  In the event the Closing is not consummated, such information shall be returned to the Seller or destroyed in accordance with this Agreement and the Confidentiality Agreement.

6.4.          Historical Financial Statements.

(a)           Prior to the Closing, Seller shall cause the preparation of and deliver to Buyer the financial statements identified on Exhibit P (the “Historical Financial Statements”).

(b)           Subject to subparagraph (c) below, Buyer shall reimburse Seller for fifty percent (50%) of the out-of-pocket costs incurred by Seller in preparing the Historical Financial Statements, including the out-of-pocket costs incurred in preparing a valuation report reflecting the value of the Brew Equipment Inventory at DSD Customer locations as of the Closing Date (the “Accounting Costs”), regardless of whether the Acquisition is consummated; provided, however, (i) if the failure to consummate the Acquisition is due to the breach of any of the provisions of this Agreement by any Seller Party, but only to the extent that the act(s) or omission(s) resulting in such breach were in the control of such Seller Party, Buyer shall not have any obligation to reimburse Seller for any portion of the Accounting Costs, and (ii) if the failure to consummate the Acquisition is due to the breach of any of the provisions of the Purchase Agreement by Buyer, but only to the extent that the act(s) or omission(s) resulting in such breach were in the control of Buyer, Buyer shall reimburse Seller for one hundred percent (100%) of the Accounting Costs.  Buyer shall reimburse Seller for Buyer’s portion of the Accounting Costs due under this Section 6.4(b) on the date that is the earlier of (y) the Closing, or (z) the date that is five (5) days following the termination of this Agreement under Article IX.  In the event that Seller pays or incurs any Accounting Costs after the date that is the earlier of (y) or (z) of the previous sentence, Buyer shall reimburse Seller for its portion of such Accounting Costs due to Seller under this Section 6.4(b) within five (5) days of Buyer’s receipt of any invoice for such Accounting Costs, it being understood and agreed, however, that following the date that is the earlier of (y) or (z) Seller shall not incur any additional Accounting Costs other than pursuant to paragraph (e) below.

(c)           The parties shall cooperate with one another and cause their respective accounting firms to cooperate with one another toward the objective of reducing the Accounting Costs, including Buyer’s submission to the SEC, as soon as reasonably practicable a waiver request seeking authorization to use abbreviated financial statements (which are more closely aligned with the transaction set forth herein).  Buyer shall be entitled to a credit for fifty percent (50%) of the expenses incurred by Buyer arising from the preparation of the waiver request (“Waiver Request Costs”), including attorneys’ fees and the costs of its appraiser, against Buyer’s share of the Accounting Costs; provided, however, if Buyer is not obligated to reimburse Seller for any portion of the Accounting Costs because of a failure to consummate the Acquisition described in Section 6.4(b), then Seller shall reimburse Buyer for one hundred percent (100%) of the Waiver Request Costs within five (5) days of Seller’s receipt of an invoice for such Waiver Request Costs;  provided further, if the Acquisition is not consummated due to a breach by Buyer of any of the provisions of this Agreement, but only to the extent that the act(s) or omission(s) resulting in such breach were in the control of the Buyer, then Buyer shall receive no credit against the Accounting Costs under this Section 6.4(c) with respect to the Waiver Request Costs.

(d)           If before Closing the SEC requires historical financial statements of the DSD Business other than those set forth in Exhibit P, Seller shall use commercially reasonable efforts to cause the preparation of such statements, provided that the out of pocket costs incurred to prepare any such additional statements shall be shared equally between Seller and Buyer provided further, however, (i) if the failure to consummate the Acquisition is due to the breach of any of the provisions of this Agreement by any Seller Party, but only to the extent that the act(s) or omission(s) resulting in such breach were in the control of such Seller Party, Buyer shall not have any obligation to reimburse Seller for any portion of such out of pocket costs, and (ii) if the failure to consummate the Acquisition is due to the breach of any of the provisions of this Agreement by Buyer, but only to the extent that the act(s) or omission(s) resulting in such breach were in the control of Buyer, Buyer shall reimburse Seller for one hundred percent (100%) of such out of pocket costs.

(e)           If after Closing the SEC requires historical financial statements of the DSD Business other than those provided pursuant to this Section 6.4 before Closing, Seller shall use commercially reasonable efforts to cause the preparation of such statements, provided that the out of pocket costs incurred to prepare any such additional statements shall be shared equally between Seller and Buyer.

6.5.          Public Announcements.  None of the parties to this Agreement shall issue or make, before or after Closing, any press release or other public statements or otherwise announce the transactions described herein to employees, customers or suppliers except and unless such release, statement or announcement has been approved by both Seller and Buyer (which approval shall not be unreasonably withheld or delayed), except as may be required by Applicable Law including applicable stock exchange or NASDAQ regulations, provided in such cases the parties shall cooperate in making such announcement, including giving the other party a good faith opportunity to review and comment on such announcement.

6.6.          Supplements to Schedules.

(a)           From the date hereof to the Closing Date, Seller may supplement or amend the Schedules delivered in connection herewith with respect to any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in any such Schedule or which is necessary to correct any information in any such Schedule which has been rendered inaccurate thereby, whether or not such matter is material (“Changes”).  No such Changes will be considered or taken into account for the purpose of determining satisfaction of the conditions set forth in Section 7.1(a) hereof or the compliance by the Seller Parties with the covenant set forth in Section 6.1 hereof; provided, however, that by consummating the transactions contemplated hereby, Buyer waives any right or claim it may have or have had on account of or relating to such failure to satisfy conditions or comply with covenants or on account of or relating to any such breach of representation or warranty of any Seller Party.  Notwithstanding the previous sentence, if a Change constitutes a Permitted Stipulated Update, then the Permitted Stipulated Update shall be considered for purposes of determining satisfaction of the conditions set forth in Section 7.1(a) hereof or the compliance by any Seller Party with the covenant set forth in Section 6.1 and Buyer shall be required to consummate the transactions contemplated hereby subject to satisfaction of the other conditions set forth in Section 7.1.  The term “Permitted Stipulated Update” means Changes relating to matters occurring after the execution of this Agreement (and which did not exist on the date hereof), which do not have a Material Adverse Effect, and which do not arise from a breach of any covenant in this Agreement, and which (A) relate to matters arising in the ordinary course of business which give rise to neither a casualty nor a third party claim against either Seller Party, (B) reflect modifications (whether due to casualty or otherwise) to the Service Trucks and/or Route Trucks but do not decrease the number of such types of Vehicles being transferred to

Buyer below the number set forth in Section 6.6(b), or (C) are not described in clauses (A) or (B) above and are necessary to correct any representation or warranty made by Seller in this Agreement, including the Schedules hereto, which has been rendered inaccurate thereby and which, individually or in the aggregate, do not result in Losses to which Buyer is entitled to indemnity pursuant to Section 8.2 in excess of one percent (1)% of the Purchase Price (without regard to the Basket or Mini-Basket) (the Changes referred to in this clause (C) being collectively called “Unanticipated Changes”).  If Seller makes a Permitted Stipulated Update to reflect an Unanticipated Change, Buyer shall retain its right to seek indemnification pursuant to Section 8.2 following the Closing Date with respect to such Unanticipated Change regardless of any other provision of this Section 6.6(a), and to the extent that such indemnification pertains to a casualty at the Houston Plant or the Oklahoma City Plant which involves Losses of one percent (1%) of the Purchase Price or less, Buyer’s right to indemnification on account of such Permitted Stipulated Update or on account of a breach of Section 4.10(b) if there has been no Permitted Stipulated Update shall not be subject to the Basket or Mini-Basket.

(b)           Notwithstanding anything in this Agreement to the contrary, at the Closing, Seller shall convey, or assign its leasehold interest, as applicable, to Buyer not less than 220 Route Trucks and 81 Service Trucks.

6.7.          Mixed Use Contracts.

(a)           At Closing, Seller shall provide to Buyer the benefits under, or assign to Buyer its rights under, or obtain a separate contract to be included in the Purchased Contracts for, the portion of the non-customer Mixed Use Contracts relating exclusively to the DSD Business, as set forth on Schedule 6.7, and Buyer shall assume the Liabilities of Seller with respect to such portions of such Mixed Use Contracts.  To the extent that a third party’s consent is required to assign any portion of a non-customer Mixed Use Contract which is to be assigned and assumed pursuant to Schedule 6.7, Seller will use commercially reasonable efforts (which shall not include the expenditure of any money to any third party in exchange for such consent) to obtain such consent.  If such a required consent is not obtained, then subject to Section 1.2, Seller shall provide Buyer the benefits and Buyer shall assume the Liabilities, in each case relating exclusively to the portions of each such Mixed Use Contract pertaining to the DSD Business.  In no event shall Seller be required to provide Buyer the benefits of (i) any non-customer Mixed Use Contract at any time after the date that is two (2) years after the Closing Date, or (ii) any Mixed Use Contracts relating to the purchase by Seller of green coffee, tea, Liquid Coffee concentrate, cocoa and cappuccino products, Machines and Spare Parts, and Contracts relating to software and information technology services or products; provided however, that the foregoing shall not limit the rights of the Buyer under any of the Operational Agreements.

(b)           With respect to each Mixed Use Contract which relates to sales to a Shared Customer pursuant to both the DSD Business and the NSO Business, the parties agree that promptly following the Closing, Seller shall introduce Buyer to each such customer and the parties shall work together to obtain separate contracts with each such customer as soon as practicable (but neither party shall have any obligation to spend any money to obtain the customer’s consent to the foregoing).  During the period that the parties seek to separate such Mixed Use Contracts, Buyer shall have the right to operate under the portion of each such Contract to the extent related exclusively to sales of the DSD Business provided that Buyer assumes the Liabilities related thereto.  Notwithstanding the foregoing, nothing shall prohibit either party from competing with the other for sales to such Shared Customers, it being understood that Buyer shall have the right to seek to preserve and increase DSD Business sales to each such Shared Customer and Seller shall have the right to preserve and increase NSO Business sales to each such Shared Customer.

6.8.          Release of Certain Obligations.  Following the Closing, in the event that Seller’s rights under any Contract or Real Property Lease are assigned to Buyer, Buyer shall request a release of Seller’s obligations (whether absolute, contingent or otherwise) under such Contract or Real Property Lease (the “Release”).  Seller and Buyer agree that this Section 6.8 shall not obligate Buyer to take any action other than to request a Release.

6.9.          Access to Records; Facilities.

(a)           Seller shall be entitled, for any lawful purpose, until the sixth (6th) anniversary of the filing of its U.S. Tax return for the year in which the Closing occurs, upon reasonable notice and during the regular business hours of Buyer, to have access to and to make copies of all financial information and Tax records of the DSD Business which relate to periods prior to the Closing.  Subject to Section 6.12, Buyer shall retain such records for the period following the Closing described above, after which time Buyer may destroy or otherwise dispose of such business records without Seller’s consent.

(b)           During the one (1) year period following the Closing, in the event that Buyer needs Information related to the operation of the DSD Business that is not part of the Purchased Assets, Seller shall use its commercially reasonable efforts to provide to Buyer copies of such Information which is not part of the Books and Records due to the provisions of clauses (C) or (D) of Section 1.1(j) promptly after Buyer’s reasonable request therefor; provided, however, that Seller shall have no obligation to provide Buyer with information which Seller reasonably deems to be competitive with the NSO Business or any information regarding Mixed Use Contracts with respect to which Buyer is not assuming Liabilities under this Agreement.

(c)           Seller and its agents shall have access, upon reasonable advance notice and during business hours, (i) to the Transferred Facilities for one hundred twenty (120) days following the Closing Date for purposes of removing from such premises all property which does not constitute Purchased Assets and Buyer shall cooperate reasonably with Seller to accomplish such removal; and (ii) to the Books and Records and to Buyer’s employees as reasonably required by Seller to prepare its financial statements and satisfy other financial reporting obligations.

6.10.        Buyer’s Insurance.  For a period ending no sooner than the fifth (5th) anniversary of the Closing Date, Buyer agrees to carry and maintain in full force and effect general liability

(including products liability) insurance covering the DSD Business with an insurance company having a rating by A.M. Best and Company of at least A- with annual limits of not less than Five Million Dollars ($5,000,000.00) per occurrence and Five Million Dollars ($5,000,000.00) in the annual aggregate, provided all or part of Buyer’s insurance may be carried under a blanket policy or by means of a so-called “Umbrella” policy, which insurance shall name the Seller Parties as additional insureds and which shall provide Seller with at least thirty (30) days’ prior written notice of any termination or non-renewal thereof, and may have such deductibles as applies to Buyer’s general liability insurance generally.

6.11.        Confidentiality Agreement.

(a)           Buyer shall remain obligated under the provisions of that certain Confidentiality Agreement, dated March 26, 2008 (the “Confidentiality Agreement”), between Buyer and Seller, the terms of which are incorporated herein by reference; provided, however, that the obligations contained in this Section 6.11(a) shall terminate at the Closing.

(b)           Following the Closing, Seller agrees to treat and hold confidentially, in the same manner as Seller treats and holds its own confidential information, and refrain from using any Information which Seller, in operating the DSD Business, treated and maintained as confidential; provided, however, that Seller’s obligation under this Section 6.11(b) shall not apply to the extent that such confidential Information pertains to Seller’s NSO Business or is or becomes part of the public domain through no breach of this Agreement by Seller or its Affiliates.  Nothing in this Section 6.11(b) shall restrict or limit Seller or any of its direct or indirect wholly-owned subsidiaries from soliciting customers or competing with Buyer (including by means of the use of customer lists, pricing, preferences and purchase patterns of the DSD Business or the use of the Trademarks and Trade Names licensed to Seller under the Buyer Trademark License Agreement and the Superior Trademark License Agreement) except as provided in Section 6.18, and Buyer shall not assert any claim against Seller or any of its direct or indirect wholly-owned subsidiaries on account of Seller’s or any of its wholly owned subsidiaries’ use of such customer lists, pricing, preferences and purchase patterns or such Trademarks and Trade Names in connection with Seller’s (or any of its direct or indirect wholly-owned subsidiaries’) solicitation of customers and competition with Buyer.  Further, Seller shall not remain obligated under this Section 6.11(b) to the extent any Information is disclosed in connection with litigation between the parties or is required to be disclosed pursuant to Applicable Law; provided, that Seller shall provide Buyer with prompt notice of the need to disclose Information pursuant to Applicable Law so that Buyer may seek a protective order or other appropriate remedy.  In the event that such protective order or other remedy is not obtained, Seller shall furnish only that portion of the Information which is legally required and shall exercise its commercially reasonable efforts to obtain confidential treatment of the Information.

(c)           The parties shall treat confidentially, and shall not disclose to any person or entity, other than their respective employees and representatives who are informed of, and agree to maintain the confidentiality required by, this Section 6.11(c), the Confidential Operating

Agreement Terms.  “Confidential Operating Agreement Terms” shall mean the pricing, length of term and other provisions of the Operating Agreement which Buyer and Seller mutually identify as requiring confidential treatment in order to protect the competitive interests of one or both of them.  In the event of litigation between the parties, or any requirement of disclosure under Applicable Law, including Buyer’s filing of Operating Agreements with the Securities and Exchange Commission or other applicable regulatory body, the parties shall seek to redact from any public filing and obtain confidential treatment of all Confidential Operating Agreement Terms; provided, however, that if either party is required to disclose Confidential Operating Agreement Terms pursuant to Applicable Law, such party shall seek to obtain a protective order (and in the case of securities law compliance and filings, seek confidential treatment) and shall provide the other party with prompt written notice of the need to disclose so that the other party may also seek a protective order or other appropriate remedy, or comment upon any confidentiality request.  In the event that such protective order, other remedy or request is not obtained, the disclosing party shall furnish only that portion of the Confidential Operating Agreement Terms which it is legally required to disclose and shall exercise its commercially reasonable effort to obtain confidential treatment of the balance of such Terms.  Without limiting the generality of the foregoing, to the extent that Buyer concludes, after consultation with securities counsel, that any of the Operating Agreements is required to be filed with the SEC under applicable law, Buyer will (i) prepare a confidential treatment request letter and redacted form of agreement (that does not include any Confidential Operating Agreement Terms) in accordance with SEC rules and regulations, (ii) provide Seller a copy of such drafts for its review and comment not less than five business days in advance of the intended filing date, (iii) give due consideration to and make commercially reasonable efforts to implement all reasonable comments of Seller, and (iv) keep Seller apprised of status of such submission and promptly furnish Seller with any SEC comments provided to Buyer with respect thereto and promptly furnish Seller with copies of all correspondence to and from any regulatory authority with respect thereto.

6.12.        Tax Matters.  Seller and Buyer shall (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any return, audit, or other examination by any Taxing Authority or judicial or administrative proceedings relating to Liability for Taxes, (ii) each retain and provide the other with any records or other information that may be relevant to such return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax return of the other for any period.  Without limiting the generality of the foregoing, Buyer and Seller shall each retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax returns, supporting work schedules, and other records or information that may be relevant to such returns for all Tax periods or portions thereof ending on or before the Closing Date.

6.13.        Use of Names.

(a)           Other than the DSD Business Marks, the Seller Parties are not conveying ownership rights or, except as expressly provided in the Operational Agreements, granting Buyer a license to use any of the Trademarks of Seller or any Affiliate of Seller, including the Trademarks or Trade Names “Sara Lee,” “Pickwick,” “Paradise,” “Douwe Egberts,” “Kayo,” “Maryland Club,” “Laurentis,” “Butternut,” “Java Coast,” “La Touraine” or any mark or name that is similar in sound or appearance to the “Sara Lee” mark or name or any other marks or names mentioned above (collectively, the “Retained Names and Marks”) and, after the Closing, Buyer shall not, and shall not permit any of its Affiliates to, use in any manner the Retained Names and Marks or any mark confusingly similar to the Retained Names and Marks, except as provided in the Operational Agreements and this Section 6.13.  In the event Buyer or any Affiliate of Buyer violates any of its obligations under this Section 6.13 (and does not limit its use of the Retained Names and Marks as provided pursuant to any of the Operational Agreements), Seller and its Affiliates may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate.  Buyer acknowledges that a violation of this Section 6.13 may cause Seller and its Affiliates irreparable harm which may not be adequately compensated for by money damages.  Buyer therefore agrees that in the event of any actual or threatened violation of this Section 6.13, Seller and each of its Affiliates shall be entitled, in addition to other remedies that they may have, to a temporary restraining order and to preliminary and final injunctive relief against Buyer or such Affiliate of Buyer to prevent any violations of this Section 6.13.

(b)           Except as expressly provided in the Operational Agreements, Buyer shall, and shall cause each of its Affiliates to, cease promptly, but in no event later than one (1) year after the Closing Date, using any (i) existing advertising or promotional materials, including brochures, catalogs, websites and other similar items, and (ii) existing stationery, business cards, business forms, packaging and other similar items, in each case that contain anywhere thereon any of the Retained Names and Marks; provided, however, that Buyer shall, when using items referred to in clause (ii) in the context of entering into or conducting contractual relationships, make reasonably clear to all other applicable parties that Buyer or such Affiliate of Buyer, rather than Seller or any Affiliate of Seller, is the party entering into or conducting the contractual relationship; and provided, further, that Buyer shall ensure that personnel of the DSD Business using such items shall not, and shall have no authority to, hold themselves out as officers, employees or agents of Seller or any Affiliate of Seller.

(c)           Buyer shall have the right to exhaust all existing inventories of finished products and existing work in progress that contain as part of the physical products themselves any of the Retained Names and Marks, provided that Buyer shall use its reasonable efforts to dispose of such finished products within a reasonable period not to exceed six (6) months after the Closing Date.

6.14.        Negative Covenant.  Upon execution of this Agreement, the Seller Parties shall, and shall cause each of their respective Affiliates and Representatives (including, without limitation, investment bankers, attorneys and accountants) to, immediately discontinue any negotiations or discussions with any Person (other than Buyer) relating to any business combination transaction involving the DSD Business Realty, or the Purchased Assets (regardless of form) other than the sale of control of Seller or the sale of inventory in the ordinary course of the DSD Business.  The Seller Parties shall not, and shall cause their Affiliates and Representatives not to, at any time after the execution of this Agreement and until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 9.1, take any action to:  (a) solicit, encourage, initiate or facilitate the making of any Acquisition Proposal; (b) enter into an agreement with respect to any Acquisition Proposal; (c) participate in discussions or negotiations with, (d) respond to any inquiries or proposals by, (e) distribute any information about the DSD Business to, or (f) otherwise cooperate in any other way with any third party with respect to, or in connection with, any Acquisition Proposal.  An “Acquisition Proposal” means any inquiry, proposal or offer from any third party relating to any direct or indirect acquisition or purchase of Realty or all or substantially all of the assets of the DSD Business other than Inventory in the ordinary course of the DSD Business.

6.15.        IT Carve Out.  Prior to the Closing, Seller shall carve out, in form reasonably satisfactory to Buyer and Seller, all data and systems related to the DSD Business to enable them to run separately as of the Closing (the “IT Carve Out”).  The IT Carve Out shall include a number of key reports (e.g., those related to Route and customer optimization models) to be agreed upon by the parties.  Buyer agrees that regardless of whether the Acquisition is consummated, Buyer shall reimburse Seller for all reasonable costs that Seller or any of Seller’s Affiliates incur in performing the IT Carve Out as set forth in this Section 6.15 (the “IT Carve Out Costs”); provided, however, if the failure to consummate the Acquisition is due to the breach of any of the provisions of this Agreement by any Seller Party, but only to the extent that the act(s) or omission(s) resulting in such breach were in the control of such Seller Party, Buyer shall have no obligation to reimburse Seller for any portion of the IT Carve Out Costs.  It is expressly understood and agreed that Seller may engage third-party contractors to perform the IT Carve Out and that the costs of such contractors shall be included as part of the IT Carve Out Costs.  Following the Closing, Buyer shall have the right to utilize the IT Carve Out pursuant to the terms of the Seller Transition Services Agreement but shall not acquire any ownership or other rights with respect thereto except to the extent included in the Purchased Assets hereunder.  Buyer shall reimburse Seller for the IT Carve Out Costs on the date that is the earlier of (y) the Closing, or (z) the date that is five (5) days following the termination of this Agreement under Article IX.

6.16.        Brew Equipment Service; DSD Referral.  The Seller Parties and Buyer shall use commercially reasonable efforts to cooperate with each other following the Closing such that any brew and liquid coffee equipment at the locations of Shared Customers are serviced by Buyer in the case of brew and liquid coffee equipment included in the Purchased Assets and by Seller in the case of all other brew and liquid coffee equipment at the locations of Shared Customers; provided, however, that Seller will not be required to provide Buyer with any benefits or use of Seller’s computer equipment system which track service of brew equipment.  For the six (6) month period following the Closing, the Seller Parties shall use commercially reasonable efforts to refer all customer inquiries that relate to DSD Business, other than inquiries relating to the functions of the DSD Business retained by the Seller Parties (e.g., accounts receivables and payables), to Buyer.

6.17.        Shared Customers.  Seller shall use commercially reasonable efforts to introduce Buyer to the Shared Customers and assist in the transition of the DSD Business accounts of such Shared Customers to Buyer prior to Closing; provided that nothing in this Agreement shall restrict Seller’s ability to compete for any Shared Customers or any other customers following the Closing, except to the extent of the restrictions set forth in Section 6.18.

6.18.        Limited Non-Competition.  For a period of three (3) years from and after the Closing Date, neither Seller nor any Affiliate of Seller shall, in the Prohibited Areas, directly or indirectly, either alone or as a stockholder, partner, consultant, owner, agent, creditor (other than a trade creditor in the ordinary course of business consistent with past practices), coventurer of any other Person, or in any other capacity own, manage, operate, join, engage, control or participate in the ownership, management, operation or control of, in connection with, any profit or non-profit business or organization engaged in the business utilizing a network of facilities and vehicles to deliver coffees and teas directly to customer locations where such products are consumed (the “Prohibited Business”); provided, however, nothing in this Section 6.18 shall restrict Seller or any Affiliate of Seller from engaging in the NSO Business so long as the NSO Business is not conducted through the foregoing method of distribution or from acquiring a Prohibited Business as part of a larger transaction where such Prohibited Business represents sales of ten percent (10%) or less for the most recently completed fiscal year of the business being acquired by Seller or such Affiliate in such acquisition.  The term “Prohibited Area” shall mean the Las Vegas, Nevada, and Atlantic City, New Jersey, metropolitan statistical areas.  Seller acknowledges that a breach of the covenants contained in this Section 6.18 may cause irreparable damage to Buyer, the exact amount of which may be difficult to ascertain, and that the remedies at law for such breach may be inadequate.  Accordingly, Seller agrees that if Seller breaches the covenant contained in this Section 6.18, in addition to any other remedy which may be available at law or in equity, Buyer shall be entitled to seek specific performance and injunctive relief.

6.19.        Nonsolicitation of Certain Employees.  For a period beginning on the Closing Date and ending on the second anniversary of the Closing Date,

(a)           neither the Seller Parties nor any Affiliate of any Seller Party shall solicit for employment or hire any Hired Personnel without the prior written consent of Buyer; provided that Seller Parties and their Affiliates shall not be prohibited from employing any such Person who contacts the Seller Parties or their Affiliates in response to any general solicitation or advertising not directed at any such employee or group of employees.  Each Seller Party acknowledges that a breach of the covenants contained in this Section 6.19(a) may cause irreparable damage to Buyer, the exact amount of which may be difficult to ascertain, and that the remedies at law for such breach may be inadequate.  Accordingly, each Seller Party agrees that if such Seller Party breaches the covenant contained in this Section 6.19(a), in addition to any other remedy which may be available at law or in equity, Buyer shall be entitled to seek specific performance and injunctive relief; and

(b)           neither Buyer nor any of its Affiliates shall solicit for employment or hire any Person (other than a Person listed on Schedule 4.20(b)) who is an employee of Seller Parties or their Affiliates as of the Closing Date whom Buyer meets or becomes aware of in connection with the Acquisition without the prior written consent of Seller; provided that Buyer and its Affiliates shall not be prohibited from employing any such Person who contacts Buyer or its Affiliates in response to any general solicitation or advertising not directed at any such employee or group of employees.  Buyer acknowledges that a breach of the covenants contained in this Section 6.19(b) may cause irreparable damage to the Seller Parties, the exact amount of which may be difficult to ascertain, and that the remedies at law for such breach may be inadequate.  Accordingly, Buyer agrees that if Buyer breaches the covenant contained in this Section 6.19(b), in addition to any other remedy which may be available at law or in equity, the Seller Parties shall be entitled to seek specific performance and injunctive relief.

6.20.        Accounts Receivable.  Concurrent with the Closing, the parties are entering into the Seller Transition Services Agreement pursuant to which Seller will provide cash collection services to Buyer.  Accordingly, the following terms of this Section 6.20 shall be subject to the Seller Transition Services Agreement notwithstanding any provision below to the contrary:

(a)           Given that Seller is retaining all accounts receivable arising from transactions of the DSD Business on or prior to the Closing Date (“Seller Receivables”) the parties agree to cooperate with one another in the collection of Seller Receivables on the terms set forth in this Section 6.20.  All collections from DSD Customers received by either Seller or Buyer from the Closing Date forward shall be applied to the oldest receivable first unless otherwise specified in writing by such customer (and then only if such customer has not been induced by Buyer to make such specification) or unless such older receivable is under dispute by the DSD Customer.  In addition, the parties agree that (a) Seller shall provide to Buyer on or promptly following the Closing a list of all Seller Receivables existing as of the Closing Date (“DSD Collection Customers”), which list shall set forth for each Seller Receivable the name of the debtor, the date of the invoice and the balance due, (b) the parties shall exchange with one another records of all payments received from the DSD Collection Customers, (c) for a period of 30 days after the Closing, Buyer shall instruct its employees to wire to Seller’s designated bank account (as set forth in writing by Seller, the “Collection Account”) all money received by them during said 30 day period from DSD Collection Customers and also shall instruct DSD Collection Customers to continue paying moneys owed for DSD Product to Seller’s Collection Account for said 30 day period; (d) commencing on the 31st day after the Closing, the parties shall exchange with one another at least monthly the collections received by them from DSD Collection Customers and true up payments that either party may owe the other until the Seller Receivables are paid in full.  In the event that Seller receives money in Seller’s Collection Account from DSD

Collection Customers that is not associated with Seller Receivables or other amounts due Seller from such customers, Seller shall remit such monies to Buyer.

(b)           Buyer, as Seller’s agent for collection, agrees to use the same effort in the collection of Seller Receivables as Buyer uses for its own accounts receivable (which may include referral to a collection agency); provided, that (i) Buyer shall not be required or permitted, without the prior written approval of Seller, to commence litigation, employ legal counsel or make any other extraordinary collection efforts, and (ii) Buyer’s obligation to act as Seller’s agent in the collection of the Seller Receivables under this Section 6.20 shall terminate one hundred twenty (120) days after the Closing Date (the “Collection Period”).  During the Collection Period, neither Seller nor any of its Affiliates shall engage in any collection efforts against the DSD Collection Customers.  At the end of the Collection Period, Buyer shall return to Seller all files concerning the collection or attempts to collect the Seller Receivables and Buyer’s responsibility for the collection of the Seller Receivables shall cease; provided, Buyer shall promptly pay over to Sellers any amounts received with respect to the Seller Receivables after the Collection Period, and Seller shall continue to be obligated to promptly pay over to Buyer any amounts with respect to receivables arising from DSD Business transactions after the Closing Date.

6.21.        Removal of Brew Equipment Inventory.  Buyer shall cause the removal of all Brew Equipment Inventory acquired by Buyer and located at Seller’s Washington, PA Facility to be removed from said Facility within twenty (20) business days after the Closing.  Seller shall have such Brew Equipment Inventory segregated and identified as Buyer’s property as of the Closing Date.

6.22.        Return of Consumable Inventory.  If this Agreement is terminated prior to Closing for any reason whatsoever, Buyer shall, at its cost and expense, return to Seller, at the Facility from which the Consumable Inventory was shipped by Seller, all Consumable Inventory transferred by Seller to any Buyer Site prior to the Closing (regardless of whether such Consumable Inventory was received by or is in transit to the Buyer Site prior to the Closing).  During the period of time prior to Closing that any Consumable Inventory is in Buyer’s possession at a Buyer Site, (a) Buyer shall store and maintain such Consumable Inventory in the same condition as such Consumable Inventory was in upon receipt by Buyer (it being agreed that Buyer shall not use, consume, sell, move, manufacture or alter such Consumable Inventory in any manner whatsoever prior to the Closing Date), (b) Buyer shall not own or have any right, title or interest in such Consumable Inventory unless and until the consummation of the Acquisition, (c) Buyer shall designate all Consumable Inventory received by Seller as property of Seller and shall hold such property as a bailee, and (d) Buyer shall consent to Seller or Seller’s designee(s) entering the Buyer Site(s) where such Consumable Inventory is stored to conduct the physical count of Consumable Inventory contemplated by Section 2.6(a) herein.

6.23.        Further Assurances.  Upon the terms and subject to the conditions contained herein, each of the parties hereto agrees (i) before the Closing, to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Additional Documents (including satisfaction, but not waiver, of the Closing conditions set forth in Article VII below), (ii) after the Closing, to execute any documents, instruments or conveyances of any kind which may be necessary to carry out any of the transactions contemplated hereunder or thereunder, and (iii) before and after the Closing, to cooperate with each other in connection with the foregoing, including using reasonable efforts to effect all necessary registrations and filings, including without limitation submissions of information requested by Governmental Authorities.  Notwithstanding the foregoing, except as set forth in Section 7.1(e), no Seller Party shall be required to obtain any waivers, consents or approvals from other parties to the Purchased Contracts; or obtain any Permits (or any consents, waivers or approvals related thereto) that Buyer may require to operate the DSD Business.  In addition to the foregoing, not later than fifteen (15) days following the Closing Date, Buyer shall cause the Seller’s United States Department of Transportation number located on each of the Vehicles to be removed or concealed.  To the extent that Seller seeks to assert any warranty Claim retained by Seller pursuant to Section 1.3 (u) with respect to a warranty that is part of the Purchased Assets, Buyer shall reasonably cooperate with Seller in the effort to recover such Claim.

6.24.        Buyer’s Pre-Closing Conduct.  During the period from the date of this Agreement until the Closing, neither Buyer nor any of its Representatives shall take any action to influence or induce Seller’s employees to encourage Shared Customers to shift their purchases of coffee, tea and related products from non-DSD sources (such as Seller’s NSO Business) to purchases from the DSD Business.

6.25.        Labor Contracts.  With respect to the Labor Contracts listed on Schedule 1.1(g)-2, Buyer and Seller shall each use commercially reasonable efforts to obtain separate agreements with the unions who are parties thereto promptly following the Closing.

6.26.        Embodiments of DSD Intellectual Property.  Following the Closing, Seller shall use commercially reasonable efforts to provide to Buyer all tangible embodiments of the DSD Intellectual Property identified by Seller in any materials relating solely to the DSD Business.  After the Closing, Seller Parties shall not, and shall not permit any of their Affiliates to, use in any manner the DSD Intellectual Property or any mark confusing similar to the DSD Business Marks, except as provided in the Operational Agreements.  In the event Seller Parties or any of their Affiliates violate any of their obligations under this Section 6.26 (and does not limit its use of the DSD Business Marks as provided pursuant to any of the Operational Agreements), Buyer and its Affiliates may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate.  Seller Parties acknowledge that a violation of this Section 6.26 may cause Buyer and its Affiliates irreparable harm which may not be adequately compensated for by money damages.  Seller Parties therefore agree that in the event of any actual or threatened violation of this Section 6.26, Buyer and each of its Affiliates shall be entitled, in addition to other remedies that they may have, to a temporary restraining order and to preliminary and final injunctive relieve against Seller Parties or such Affiliate of Seller Parties to prevent any violations of this Section 6.26.

6.27.        Authorized Information.  Buyer shall not induce or authorize any Person to divulge or use information which is confidential information of Seller unless such information becomes part of the public domain through no act or omission by Buyer, its Affiliates or its employees, except that the foregoing shall not apply to Buyer’s right to obtain Authorized Information from the Hired Personnel (who Seller agrees may disclose such Authorized Information to Buyer following the Closing) or to Buyer’s use of Authorized Information as permitted in this Section 6.27.  The term “Authorized Information” means the customer lists, pricing, preferences and purchase patterns of Seller’s NSO Business.  Nothing in this Section 6.27 shall restrict or limit Buyer or its direct or indirect wholly-owned subsidiaries from soliciting customers or competing with Seller (including by means of use of Authorized Information or the use of the Trademarks and Trade Names licensed to Buyer under the Seller Trademark License Agreement), and Seller shall not assert any claim against Buyer or any of its direct or indirect wholly-owned subsidiaries on account of Buyer’s (or any of its direct or indirect wholly-owned subsidiaries’) use of Authorized Information in connection with Buyer’s (or any of its direct or indirect wholly-owned subsidiaries’) solicitation of customers and competition with Seller and the use of Authorized Information; provided, however, that given Seller’s confidentiality obligations to its NSO customers, Buyer, its Affiliates and its employees shall maintain the confidentiality of such Authorized Information.  Further, Buyer shall not remain obligated under this Section 6.27 to the extent any information is disclosed to the public in connection with litigation between the parties or is required to be disclosed pursuant to Applicable Law; provided, that Buyer shall provide Seller with prompt notice of the need to disclose information pursuant to Applicable Law so that Seller may seek a protective order or other appropriate remedy.  In the event that such protective order or other remedy is not obtained, Buyer shall furnish only that portion of the information which is legally required and shall exercise its commercially reasonable efforts to obtain confidential treatment of the information.  Seller shall retain the right to assert any claim against Buyer, its Affiliates, and employees, including the Hired Personnel if any of them breaches this Section 6.27.

6.28.        Buyer Financing.  Buyer agrees (i) prior to the Closing, to continue to diligently use its commercially reasonable efforts to obtain Bank Financing from banks or other commercial lenders in an amount not less than $20,000,000, and (ii) to the extent that the Note is used to satisfy any portion of the Purchase Price, to continue to diligently use its commercially reasonable efforts to obtain Bank Financing in an amount sufficient to satisfy all amounts owing to Seller under the Note and to use such financing to payoff all such amounts outstanding as quickly as practicable following the Closing.

ARTICLE VII.
CONDITIONS TO CLOSING

7.1.          Conditions to Obligations of Buyer.  All obligations of Buyer under this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions, any of which may be waived by Buyer, in its sole discretion:

(a)           All representations and warranties made by the Seller Parties in this Agreement, as amended to account for any Permitted Stipulated Updates, shall be true and correct in all material respects (other than those qualified by materiality which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date, as though made at and as of the Closing Date, except to the extent that such representations and warranties speak as of a specific date, without giving effect to any supplements or amendments to the Schedules made by any Seller Party after the date hereof through the Closing Date, and the Seller Parties shall have delivered all documents and agreements described in Section 3.2 and the Seller Parties shall have otherwise performed in all material respects all covenants, obligations and conditions required under this Agreement to be performed by it on or prior to the Closing Date.

(b)           The Purchased Assets shall be free and clear of all Liens, other than Permitted Liens.

(c)           No action, suit, or proceeding shall be pending before any Governmental Authority or before any arbitrator wherein an unfavorable injunction, Judgment, decree, restraining order or other ruling or order is reasonably likely to be successful that would (i) prevent the consummation of any of the transactions contemplated by this Agreement or the Additional Documents, (ii) cause any of the transactions contemplated by this Agreement or the Additional Documents to be rescinded following consummation, or (iii) materially and adversely affect the right of Buyer to own the Purchased Assets and to operate the DSD Business and to control Realty, and no such injunction, Judgment, decree, restraining order or other ruling or order shall be in effect.

(d)           Buyer shall have received from Chicago Title Insurance Company (the “Title Company”) ALTA 2006 owner’s policies or equivalent TLTA policies of title insurance (each, a “Title Policy”) in an amount for each parcel of the Owned Real Property which shall be the amount that is equal to the fair market value for the parcel based on Buyer’s valuation for the parcel, subject to the Title Company’s approval, insuring title to each such parcel in the name of Buyer, subject only to the Permitted Encumbrances and Assumed Liabilities.

(e)           Buyer shall have received all third-party (governmental and non-governmental) consents, permits and approvals listed on Schedule 7.1(e) (which consents or approvals shall also release Seller and its Affiliates from any obligations thereunder).

(f)            The parties shall have entered into each of the Operational Agreements and the Option Agreement, and each of the manufacturers shall have duly executed and delivered the Cappuccino and Cocoa Transition Agreement, as applicable.

(g)           The IT Carve Out shall have been completed as contemplated by Section 6.15.

(h)           The Historical Financial Statements described on Exhibit P and any others required by the SEC as contemplated by Section 6.4(d) shall have been delivered to Buyer.

(i)            Since September 27, 2008, except as provided in Schedule 4.8(a) (without taking into account any Permitted Stipulated Update or other supplement to Schedule 4.8(a)), no event or circumstance that results in or will result in a Material Adverse Effect shall have occurred.

7.2.          Conditions to Obligations of the Seller Parties.  All obligations of the Seller Parties under this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions, any of which may be waived by Seller, in its sole discretion:

(a)           All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects (other than those qualified by materiality which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date, except to the extent that such representations and warranties speak as of a specific date, and Buyer shall have delivered all funds, documents and agreements described in Section 3.3 and otherwise performed in all material respects all covenants, obligations and conditions required under this Agreement to be performed by it on or prior to the Closing Date.

(b)           No action, suit, or proceeding shall be pending before any Governmental Authority or before any arbitrator wherein an unfavorable injunction, Judgment, decree, restraining order or other ruling or order is reasonably likely to be successful that would (i) prevent the consummation of any of the transactions contemplated by this Agreement or the Additional Documents, (ii) cause any of the transactions contemplated by this Agreement or the Additional Documents to be rescinded following consummation, or (iii) materially and adversely affect the right of Buyer to own the Purchased Assets and to operate the DSD Business and to control Realty, and no such injunction, Judgment, decree, restraining order or other ruling or order shall be in effect.

(c)           The parties shall have entered into each of the Operational Agreements.

ARTICLE VIII.
SURVIVAL OF REPRESENTATIONS AND WARRANTIES
AND INDEMNIFICATION

8.1.          Survival of Representations and Warranties.  No party or other Person entitled to indemnification under this Article VIII shall make or assert any Indemnity Claim under

Section 8.2(a) or 8.3(a) below due to any inaccuracy or breach of any representation or warranty in this Agreement after the eighteen (18) month anniversary of the Closing Date.  Notwithstanding the foregoing, the eighteen (18) month cut off period described above shall not apply to (a) any Indemnity Claim arising under Sections 4.1 (Corporate Organization), 4.2(a) (No Violation), 4.3 (Authority), Section 4.9 (Payment of Taxes), 4.12 (but only the first sentence thereof) (Tangible Personal Property), 4.15 (but only the third sentence thereof) (Intellectual Property), 5.1 (Corporate Organization) or 5.2 (Authority), it being agreed that the representations and warranties in those Sections shall survive through the period of the applicable statute of limitations (including all waivers and extensions thereof); and (b) any Indemnity Claim arising under Section 4.21 (Hazardous Substances), it being agreed that the representations and warranties in Section 4.21 shall continue until the three (3) year anniversary of the Closing Date.

Any party or other Person shall be entitled to its indemnification rights under this Article VIII only to the extent that such party or Person asserted in writing a specific Indemnity Claim prior to the date by which an Indemnity Claim relating to the representations and warranties in question must be commenced pursuant to this Section 8.1, in which event the relevant representations and warranties shall continue in effect and remain a basis for indemnity with respect to each such asserted Indemnity Claim until such Indemnity Claim is finally resolved (pursuant to a non-appealable order by a court of competent jurisdiction or agreement of the Seller and Buyer) and all obligations with respect thereto are fully satisfied.

8.2.          Seller’s Indemnification.  Subject to the further provisions of this Article VIII, Seller shall indemnify, defend and hold harmless Buyer and its Affiliates and their respective Representatives (collectively, “Buyer Indemnified Parties”), from and against and in respect of any and all Losses, net of any insurance proceeds or Tax benefits actually recovered or recoverable by any Buyer Indemnified Party (it being agreed that each Buyer Indemnified Party shall use commercially reasonable efforts to seek and obtain such recoveries), resulting from, in connection with or arising out of:

(a)           any inaccuracy or breach of any representation or warranty made by any Seller Party in Article IV of this Agreement;

(b)           the failure of any Seller Party to comply with any of the covenants in this Agreement;

(c)           in the event that Buyer discontinues operations at the Hayward, CA Facility during the 180-day period following the Closing, withdrawal liabilities in excess of $60,000.00 incurred by Buyer under the Multiemployer Plans related to said Facility on account of such shutdown;

(d)           any Excluded Liability, including any Excluded Liability asserted against Buyer by reason of Buyer’s status as a transferee or successor of the DSD Business or the Purchased

Assets and Liabilities of Seller under Section 6.7 relating to Mixed Use Contracts to be performed by Seller; and

(e)           any Liability to the extent relating to the ownership or use of the Purchased Assets or the operation of the DSD Business on or prior to the Closing, except the Assumed Liabilities.

8.3.          Buyer’s Indemnification.  Subject to the further provisions of this Article VIII, Buyer shall indemnify, defend and hold harmless Seller and its Affiliates and their respective Representatives (collectively, “Seller Indemnified Parties”) from and against and in respect of any and all Losses, net of any insurance proceeds or Tax benefits actually recovered or recoverable by any Seller Indemnified Party (it being agreed that each Seller Indemnified Party shall use commercially reasonable efforts to seek and obtain such recoveries), resulting from, in connection with, or arising out of:

(a)           any inaccuracy or breach of any representation or warranty made by Buyer in Article V of this Agreement;

(b)           the failure of Buyer to comply with any of the covenants in this Agreement;

(c)           any Assumed Liability, including Liabilities of Buyer under Section 6.7 relating to Mixed Use Contracts to be performed by Buyer;

(d)           any Liability to the extent relating to the operation by Buyer or Buyer’s Affiliates, successors or assigns of the Purchased Assets or the DSD Business after the Closing, including any obligations of Buyer to the Hired Personnel or their representatives under the National Labor Relations Act, as amended from time to time;

(e)           any claim made by any employee or former employee of the DSD Business at any time under any Buyer Employee Plan for benefits, compensation, bonus, severance, salary or benefits continuation, or retention pay;

(f)            any breach by Buyer of the covenant in Section 6.2(d) and any withdrawal liability or secondary Liability (or payments relating thereto) incurred by Seller on or after the Closing as set forth in Section 1.4(d) in relation to any Assumed Multiemployer Plan and as set forth in Section 6.2(d);

(g)           any Liabilities incurred by Seller under the WARN Act and any state WARN statutes as a result of any layoffs by Buyer at any Transferred Facility following the Closing, except to the extent attributable to any inaccuracy of the list provided by Seller under Section 3.2(h)(i);

(h)           any Liability arising under the WARN Act or any applicable state WARN statute arising out of or relating to the sale transaction as provided herein, including any Liability resulting from any employment losses initiated by the Buyer after the Closing Date, except to the extent attributable to any inaccuracy of the list provided by Seller under Section 3.2(h)(i);

(i)            any claims for and Liabilities under the Severance Plans to the extent such Liabilities arise from (i) the termination by Seller of the employment of a Person to whom Buyer is obligated to offer employment under Section 6.2(a) by reason of an alleged failure of Buyer to provide benefits comparable to those provided by Seller immediately prior to the Closing, or (ii) termination by Seller by reason of Buyer’s breach of Section 6.2(a);

(j)            any Liability for which Buyer is obligated pursuant to Section 1.2;

(k)           Buyer’s failure to assume and comply with the Labor Contracts; and

(l)            Buyer’s relocation of any Hired Personnel during the 90-day period following the Closing to any location other than an Approved Location.

8.4.          Indemnification Procedures.

(a)           Procedures Relating to Indemnification.  In the event that a third party files a lawsuit, enforcement action or other proceeding against a party entitled to indemnification under this Article VIII (an “Indemnified Party”) or the Indemnified Party receives notice of, or becomes aware of a condition or event which may entitle such party to the benefit of any indemnity hereunder in connection with a claim by a third party (a “Third Party Claim”), the Indemnified Party shall give written notice thereof (the “Claim Notice”) promptly to each party obligated to provide indemnification pursuant to this Article VIII (an “Indemnifying Party”).  The Claim Notice shall describe in reasonable detail the nature of the claim, including an estimate, if practicable, of the amount of damages that have been or may be suffered or incurred by the Indemnified Party attributable to such claim and the basis of the Indemnified Party’s request for indemnification under this Agreement.  Notwithstanding the foregoing, failure by an Indemnified Party to provide notice on a timely basis of a Third Party Claim shall not relieve the Indemnifying Party of its obligations hereunder, unless, and then solely to the extent that, the Indemnifying Party is prejudiced thereby.

(b)           Conduct of Defense.  If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within fifteen (15) days of its receipt from the Indemnified Party of the Claim Notice, to conduct at its expense the defense against such Third Party Claim in its own name, or, if necessary, in the name of the Indemnified Party; provided, however, that if (A) such claim seeks injunctive or other equitable relief involving the Indemnified Party or any of its Affiliates, (B) any insurance carrier for the Indemnified Party or any of its Affiliates requires, as a condition to such Person’s eligibility to recover insurance proceeds on account of any such claim, that such carrier control the defense of any such claim, or (C) the Indemnifying Party notifies the Indemnified Party that it is not required to provide indemnification for such claim, then, in any such case, the Indemnified Party shall be entitled to conduct the defense against such claim, at the expense of the Indemnifying Party.  When the Indemnifying Party conducts the defense, the Indemnified Party shall have the right to approve the defense counsel representing the Indemnifying Party in such defense, which approval shall not be unreasonably withheld or delayed, and in the event the Indemnifying Party and the Indemnified Party cannot agree upon such counsel within ten (10) days after the Defense Notice is provided, then the Indemnifying Party shall propose an alternate defense counsel, which shall be subject again to the Indemnified Party’s approval, which approval shall not be unreasonably withheld or delayed.  If the Indemnifying Party assumes the defense of any Third Party Claim made against the Indemnified Party, the Indemnifying Party shall notify the Indemnified Party in writing at the point that the Indemnifying Party determines that it is not required to provide indemnification to the Indemnified Party under this Article VIII.

(c)           Conduct by Indemnified Party.  In the event that the Indemnifying Party shall fail to give the Defense Notice within the time and as prescribed by Section 8.4(b), or if the Indemnifying Party does not have the right to defend such Third Party Claim pursuant to Section 8.4(b), then in either such event, the Indemnified Party shall have the right to conduct such defense in good faith with counsel reasonably acceptable to the Indemnifying Party, but the Indemnified Party (or any insurance carrier defending such Third Party Claim on the Indemnified Party’s behalf) shall be prohibited from compromising or settling the Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.  Failure at any time of the Indemnifying Party to diligently defend a Third Party Claim as required herein shall entitle the Indemnified Party to assume the defense and settlement of such Third Party Claim as if the Indemnifying Party had never elected to do so as provided in this Section.  Notwithstanding anything contained in this Article VIII to the contrary, the Indemnified Party may, by prior written notice to the Indemnifying Party, assume the defense of any Third Party Claim if the Indemnified Party shall have been advised by counsel that there are one or more legal defenses available to the Indemnified Party which are different from or in addition to those available to the Indemnifying Party, and, in the reasonable opinion of the Indemnified Party and its counsel, counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party because such interests would be in conflict with those of the Indemnifying Party.

(d)           Cooperation.  In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of such Third Party Claim in accordance with Section 8.4(b), the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance, personnel, witnesses and materials that are reasonably relevant to such Third Party Claim as the Indemnifying Party may reasonably request.  Each Indemnified Party shall reasonably consult and cooperate with each Indemnifying Party with a view towards mitigating Losses in connection with claims for which a party seeks indemnification under this Article VIII.

(e)           Settlements.  Without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed), the Indemnifying Party (or any insurance carrier defending such Third Party Claim on the Indemnifying Party’s behalf) will not enter into any settlement of any Third Party Claim if, pursuant to or as a result of such settlement, such settlement could lead to Liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.  If the Indemnifying Party receives a firm offer to settle a Third Party Claim (other than a Third Party Claim seeking injunctive or other nonmonetary relief affecting the Indemnified Party) which releases the Indemnified Party completely in connection with such Third Party Claim, which offer the Indemnifying Party is permitted to settle under this Section 8.4, and the Indemnifying Party desires to accept such offer, the Indemnifying Party will give written notice to the Indemnified Party to that effect.  If the Indemnified Party objects to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum Liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnified Party up to the point such notice had been delivered.  Notwithstanding anything contained herein to the contrary, the Indemnifying Party (or any insurance carrier defending such Third Party Claim on the Indemnifying Party’s behalf) shall not agree, without the Indemnified Party’s consent, to the entry of any Judgment or settlement, compromise or decree that provides for injunctive or other nonmonetary relief affecting the Indemnified Party.

(f)            Binding Obligations.  Any Judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall be conclusively deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder, subject to the Indemnifying Party’s right to appeal an appealable Judgment or order.

8.5.          Nature of Other Liabilities.  In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim and the basis of the Indemnified Party’s request for indemnification under this Agreement.  If the Indemnifying Party does not notify the Indemnified Party within forty-five (45) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim (a “Dispute Notice”), the claim specified by the Indemnified Party in the Indemnity Notice shall, subject to the further provisions of this Article VIII, be deemed a Liability of the Indemnifying Party under this Article VIII.

8.6.          Indemnification Limits and Restrictions.

(a)           None of Buyer or any other Buyer Indemnified Party shall be entitled to any indemnity under Section 8.2(a) unless and until all Indemnity Claims by the Buyer Indemnified Parties exceed one percent (1%) of the Purchase Price in the aggregate (“Basket”), at which time the Person(s) seeking indemnification shall be entitled to recover all Losses in excess of the Basket; provided, however, that in no event shall the Seller Parties, individually or in the aggregate, be liable for Losses pursuant to Section 8.2(a) in excess of ten percent (10%) of the Purchase Price, and further provided that in no event shall any Indemnified Party assert an Indemnity Claim which individually seeks recovery of less than $5,000.00 (“Mini Basket”).  Notwithstanding anything herein to the contrary, (i) the Basket shall not apply to any Losses resulting from the inaccuracy or breach of any of the representations and warranties set forth in Sections 4.1 (Corporate Organization), 4.3 (Authority), 4.9 (Payment of Taxes), 4.12 (but only the first sentence thereof) (Ownership of Tangible Personal Property), 4.15 (but only the third sentence thereof) (Intellectual Property) and 4.22 (Brokers’ Fees and Commissions), and any Losses resulting from the commission of fraud by any Seller Party, and (ii) with respect to Losses that result from the inaccuracy or breach by a Seller Party of any representation or warranty pursuant to Section 4.21 (Hazardous Substances), in no event shall the Seller Parties, individually or in the aggregate, be liable for such Losses pursuant to Section 8.2(a) in excess of fifteen percent (15%) of the Purchase Price.  For purposes of calculating the Basket, Claims which may not be asserted because of the Mini Basket shall not be counted.  For the avoidance of doubt, no Excluded Liability is subject to any basket or cap even if the liability is also the subject of a representation or warranty by the Seller Parties.

(b)           In no case shall Losses include (a) any incidental, consequential, indirect or special losses or damages (including, without limitation, lost profits, lost revenues and loss of business), whether foreseeable or not, whether occasioned by any failure to perform or the breach of any representation, warranty, covenant or other obligation under this Agreement or any Additional Document for any cause whatsoever, or (b) fees and expenses of more than one counsel with respect to any Indemnity Claim or Claims arising out of the same general allegations or circumstances.

(c)           All indemnification payments under Sections 8.2(a) or 8.3(a) shall be deemed adjustments to the Purchase Price.

8.7.          Additional Limitations of Liability.  Notwithstanding anything in this Article VIII to the contrary:

(a)           Seller shall have no Liability to Buyer Indemnified Parties (for indemnification or otherwise) for any inaccuracy or breach of any representation or warranty to the extent that Buyer had knowledge at or prior to the time of Closing of such inaccuracy or breach.

(b)           Subject to Section 8.6(b), Buyer Indemnified Parties may not recover Losses more than once for any specific facts, omissions or circumstances notwithstanding the fact that such facts, omissions or circumstances may constitute the breach of more than one representation or warranty; provided, however, that the parties recognize that there may be different types of Losses that arise from the same facts, omissions or circumstances.

(c)           In the event that Seller pays any amount to any Buyer Indemnified Party or other Person pursuant to Section 8.2, or incurs any costs or expenses in defending any Third Party Claim for which Seller has no Liability either pursuant to Section 8.2 or because of the application of the Basket and, pursuant to the provisions of this Article VIII, Seller is not required to pay such amount or incur such cost or expense because Seller has no Liability either pursuant to Section 8.2 or because of the application of the Basket, Buyer shall, promptly following Seller’s request therefor, reimburse Seller (i) for all such amounts paid or incurred in the case of any cost or expense for which Seller has no Liability pursuant to Section 8.2, or (ii) up to the amount of the Basket in the case of any cost or expense for which Seller has no Liability because of the application of the Basket.

(d)           To the extent that any Material Contract required to be listed in any Schedule is not so listed, but Buyer accepts the benefits of such Material Contract after the Closing, Seller shall have no Liability to Buyer Indemnified Parties with respect to any Losses resulting from any breach of a representation or warranty as a result of such failure so to disclose such Material Contract except to the extent that Buyer is not aware, at any time prior to its acceptance of such benefits, of the material burdens imposed upon it by such Material Contract.

(e)           No party shall exercise any right of set off or recoupment with respect to any Losses to which it claims a right of indemnity pursuant to this Article VIII, including, without limitation, in the case of Buyer, any right of setoff against amounts owed by Buyer under the Note, except that if Seller has any indemnity obligation under this Article VIII or otherwise under this Agreement, Seller shall have the right of set off such amount against the Note, such amount to be applied first to the accrued and unpaid interest and then the balance to the principal amount of the Note.

8.8.          Exclusive Remedy.  Except in the case of fraud and as provided in Section 6.13  and to the extent that any provision of this Agreement expressly provides for specific performance or injunctive relief, the rights and obligations of the parties under this Article VIII are the exclusive rights and obligations of the parties with respect to any breach of any representation, warranty, covenant or agreement in this Agreement or any Additional Document (other than the Operational Agreements) and shall be in lieu of any other rights or remedies to which the party entitled to indemnification hereunder would otherwise be entitled as a result of such breach.

ARTICLE IX.
TERMINATION AND ABANDONMENT

9.1.          Methods of Termination.  Subject to the provisions of Section 3.1 relating to the deferral of the Closing Date, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)           by mutual written consent of Buyer and Seller;

(b)           by either Buyer or Seller:

(i)            if the other party shall have failed to comply with any of its obligations or agreements contained in this Agreement required to be complied with or performed prior to the date of such termination, which failure to comply has not been cured within ten (10) business days following receipt by such other party of written notice of such failure to comply;

(ii)           if there has been a breach by the other party of any representation or warranty made in this Agreement and such breach has not been cured within ten (10) business days following receipt by the breaching party of written notice of the breach;

(iii)          if a Governmental Authority shall have issued an order, decree or ruling or taken any other action, in each case, permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; or

(iv)          if the Closing Date shall not have occurred on or before March 28, 2009,

provided, however, that the right to terminate this Agreement shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

9.2.          Procedure and Effect of Termination.  In the event of termination of this Agreement by either Buyer or Seller, as provided in Section 9.1, this Agreement shall immediately become void and there shall be no Liability hereunder on the part of any party except that nothing contained in this Section shall relieve any party hereto from any Liability for any breach of a representation, warranty or covenant contained in this Agreement.

ARTICLE X.
MISCELLANEOUS

10.1.        Notices.  All notices and other communications required or permitted to be made under this Agreement shall be in writing and shall be deemed duly given for all purposes (a) on the date of delivery, if delivered personally or by confirmed telecopier transmission, (b) on the next business day after delivery by a recognized overnight carrier, or (c) on the date of receipt or refusal of delivery, if sent by United States certified mail, return receipt requested, postage prepaid, and addressed as follows (or at such other address as any party shall provide to the other parties by notice given pursuant to this Section 10.1):

If to any Seller Party:

Sara Lee Corporation
3500 Lacey Road
Downers Grove, IL  60015
Attention:  General Counsel
Fax No.:  630-598-6951

If to Buyer:

Farmer Bros. Co.
20333 South Normandie Avenue
Torrance, CA  90502
Attention:  Chief Executive Officer
Fax No.:  (310) 320-2430

With a copy to:

Anglin, Flewelling, Rasmussen, Campbell & Trytten LLP
199 S. Los Robles Avenue, Suite 600
Pasadena, CA 91101
Attention:  John M. Anglin, Esq.
Fax No.:  (626) 577-7764

10.2.        Amendments; Waivers.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is duly executed, in the case of an amendment, by Buyer and Seller Parties, or, in the case of a waiver, by the party against whom the waiver is to be enforced.  No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial waiver or exercise thereof preclude the enforcement of any other right, power or privilege.

10.3.        Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  No party may assign or delegate or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the other party; provided that either party may assign its rights under this Agreement to any Affiliate of such party or any successor or transferee of such party as a result of any business combination (in any or all of which cases such party nonetheless shall remain responsible for the performance of all of its obligations under this Agreement).

10.4.        Construction; Interpretation; Certain Terms.  The headings contained in this Agreement, the Additional Documents and the schedules and exhibits hereto and thereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Article, section, schedule, exhibit, recital and party references are to this Agreement unless otherwise stated; the exhibits and schedules attached hereto are part of this Agreement as if fully set forth herein.  All references to singular or plural or masculine or feminine shall include the other as the context may require.  The words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof.  No party, nor its counsel, shall be deemed the drafter of this

Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any party.  The term “including” as used in this Agreement shall mean including, without limitation, and shall not be deemed to indicate an exhaustive enumeration of the items at issue.  Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The parties intend that each representation, warranty and covenant contained herein shall have independent significance.  If any party has breached any representation, warranty or covenant contained herein in any respect, then subject to Section 8.7(b), the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

10.5.        Severability.  Any term or provision of this Agreement that is or becomes invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement.

10.6.        Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document.

10.7.        Entire Agreement.  This Agreement, together with the Exhibits and Schedules and Additional Documents, constitutes the entire agreement among the parties pertaining to the subject matter hereof and thereof, and supersede all prior and contemporaneous, oral and written, agreements and understandings pertaining thereto.

10.8.        Governing Law; Consent to Jurisdiction; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to conflict of law principles.  Each party hereto hereby agrees that any proceeding relating to this Agreement, the Additional Documents and the transactions contemplated hereby or thereby shall be brought solely in the state or federal court located in Chicago, Illinois.  Each party hereto hereby consents to personal jurisdiction in any such action brought in any such state or federal court, consents to service of process by registered mail made upon such party, waives any objection to venue in any such state or federal court and any claim that any such state or federal court is an inconvenient forum.

10.9.        Expenses.  Except as otherwise specifically provided in this Agreement, Buyer shall pay all costs and expenses incurred by or on its behalf and Seller shall pay all costs and expenses incurred by or on behalf of Seller Parties.

10.10.      Third-Party Beneficiaries.  Nothing herein expressed or implied is intended to or shall be construed to confer upon or give any Person, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

10.11.      Knowledge.  All references to “knowledge”, or phrases of similar import (such as “known” or “knows”), shall mean the actual (not imputed or implied), conscious knowledge, at the time of execution of this Agreement or Closing, as applicable, by

(a)           in the case of Seller:  George Michael Knowles, Sally MacDonald, Daniel Hickman, Tom Hayes, Heidi Modaro, Dan Schober and Phil Lawrence; and

(b)           in the case of Buyer:  Roger M. Laverty III, Drew Webb and John E. Simmons.

10.12.      Title; Risk of Loss.  Title and risk of loss with respect to the Purchased Assets shall pass to Buyer at the Closing.

10.13.      Waivers of Trial by Jury.  THE SELLER PARTIES AND BUYER HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER ADDITIONAL DOCUMENTS, AND CONSENT TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT.

ARTICLE XI.

DEFINED TERMS

“Accounting Costs” shall have the meaning set forth in Section 6.4(b).

“Accounting Principles” shall have the meaning set forth in Section 4.6.

“Acquisition” shall mean the acquisition of the Purchased Assets by Buyer pursuant to the terms and conditions of this Agreement.

“Acquisition Proposal” shall have the meaning set forth in Section 6.14.

“Additional Documents” means, collectively, the agreements, certificates, instruments and other documents to be executed and delivered in connection with this Agreement, including the Operational Agreements.

“Adjustment Payment” shall have the meaning set forth in Section 2.6(e).

“Affiliate” means with respect to any Person (a) any Person who, directly or indirectly, controls, or is controlled by or under common control with, the Person in question, or (b) any person who is a director or executive officer of such Person.  For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to vote or direct the voting of fifty percent (50%) or more of the outstanding voting securities of such Person or to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, veto rights or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Applicable Law” means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, constitution, code, edict, proclamation, treaty, ruling, pronouncement, decision, opinion, interpretation, ordinance, rule, regulation, order, writ, injunction, directive, Judgment, permit, license, decree or other requirement issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person or any of its Affiliates).

“Approved Location” shall mean (a) in the case of Hired Personnel who were employed at a Transferred Facility immediately prior to Closing, such Transferred Facility at which the Hired Personnel were employed immediately prior to Closing or any other facility of Buyer which is located not more than twenty (20) miles from such Transferred Facility, and (b) in the case of Hired Personnel who, immediately prior to Closing, were not employed at a Transferred Facility, any facility of Buyer which is located not more than twenty (20) miles from the location of the facility of Seller at which such Hired Personnel worked immediately prior to the Closing Date.

“Aramark’s Office Coffee Service Business” means Aramark’s business of supplying offices and businesses with coffee, tea, and related products for on-site consumption at such offices and businesses by employees and visitors.  For the avoidance of doubt, Aramark’s Office Coffee Service Business does not include any other parts of Aramark’s business, even those parts that may include the sale of coffee, tea and related products as part of Aramark’s business of managing food service operations in business offices and other locations.

“Assumed Liabilities” shall have the meaning set forth in Section 1.4.

“Assumed Multiemployer Plan” shall have the meaning set forth in Section 6.2(d).

“Authorized Information” shall have the meaning set forth in Section 6.27.

“Bank Financing” means the closing of a loan to Buyer of a principal sum of not less than $20,000,000 substantially on the terms (or better terms) set forth in that certain bank proposal, dated November 13, 2008, delivered by or on behalf of Buyer to Seller.

“Banking Change” shall mean (a) any additional material restrictions not in force as of the date hereof shall have been imposed upon trading in securities generally by any Governmental Authority or by any national securities exchange, (b) a general banking moratorium shall have been established by Federal, Illinois, Maryland or New York authorities, or (c) a war involving the United States shall have been declared, or any conflict involving the armed forces of the United States shall have escalated, or any other national emergency related to the effective operation of government or the financial community shall have occurred, which could reasonably be expected to materially and adversely affect the DSD Business.

“Basket” shall have the meaning set forth in Section 8.6(a).

“Books and Records” shall have the meaning set forth in Section 1.1(j).

“Brew Equipment Inventory” means Machines and Spare Parts.

“Business Returns” shall mean all Tax returns required to be filed with respect to the DSD Business other than those consolidated, unitary or combined, Tax returns filed by Seller with respect to both the DSD Business and other businesses owned or operated by Seller and its Affiliates.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Co-Pack Agreement” shall have the meaning set forth in Section 3.2(d)(vi).

“Buyer Employee Plans” shall have the meaning set forth in Section 6.2(a).

“Buyer Indemnified Parties” shall have the meaning set forth in Section 8.2.

“Buyer Site(s)” shall mean any plant, warehouse or facility or other location of Buyer to which Seller delivers Consumable Inventory, or to which Consumable Inventory is in transit, at or prior to Closing.

“Buyer Trademark License Agreement” shall have the meaning set forth in Section 3.2(d)(ii).

“Buyer’s Objection” shall have the meaning set forth in Section 2.6(b).

“Cappuccino and Cocoa Transition Agreement” shall have the meaning set forth in Section 3.2(d)(v).

“Changes” shall have the meaning set forth in Section 6.6(a).

“Claim Notice” shall have the meaning set forth in Section 8.4(a).

“Claims” shall have the meaning set forth in Section 4.14.

“Closing” and “Closing Date” shall have the respective meanings set forth in Section 3.1.

“Closing Inventory Statement” shall have the meaning set forth in Section 2.6(a).

“Closing Payment” shall have the meaning set forth in Section 2.1(a).

“Closing Routes” shall have the meaning set forth in Section 4.13(a).

“Closing Statements” shall have the meaning set forth in Section 2.6(a).

“COBRA” shall have the meaning set forth in Section 6.2(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Coffee Food Service Business” shall mean the sale of coffee, tea and related products to (i) customers who offer or provide (whether pursuant to a sale or otherwise) coffee, tea and related products to consumers only after preparation into a beverage, (ii) customers who distribute coffee, tea and related products only to third parties (who are not consumers) who offer or provide (whether pursuant to a sale or otherwise) such coffee, tea or related products to customers only after preparation into a beverage, (iii) customers engaged in the business of supplying coffee, tea and related products to businesses and other persons and entities who in turn offer or provide (whether pursuant to a sale or otherwise) brewed coffee or tea by the cup (i.e., office coffee supply), (iv) customers who supply or provide coffee, tea or related products only to vending machines, and (v) customers engaged in the business of selling coffee, tea and related products directly to customers other than through a retail establishment.

“Collection Account” shall have the meaning set forth in Section 6.20(a).

“Collection Period” shall have the meaning set forth in Section 6.20(b).

“Confidentiality Agreement” shall have the meaning set forth in Section 6.11(a).

“Confidential Operating Agreement Terms” shall have the meaning set forth in Section 6.11(c).

“Consumable Inventory” shall mean green coffee, tea, spices and other food products, raw materials, work in process, finished goods, packaging, wrapping, supply items, all disposable products (meaning products that are customarily disposed of after their use), and all other similar items, that are classified as inventory consistent with Seller’s customary accounting practices, the Financial Statements and the Historical Financial Statements.

“Contract(s)” shall mean any agreement, contract, license, obligation, promise, understanding, arrangement, commitment or undertaking of any nature that is legally binding, whether oral or written and whether express or implied (other than leases).

“CPA Firm” shall have the meaning set forth in Section 2.6(c).

“Defense Notice” shall have the meaning set forth in Section 8.4(b).

“Dispute Notice” shall have the meaning set forth in Section 8.5.

“DSD Business” means collectively, the DSD Coffee Business and DSD Sauce Business.

“DSD Business Marks” shall have the meaning set forth in Section 1.1(a).

“DSD Business transactions” shall mean transactions reflected on Seller’s books and records as transactions of the DSD Business in a manner consistent with Seller’s past practices.

“DSD Coffee Business” shall mean (i) Seller’s business of manufacturing, processing, packaging, marketing, distributing and selling coffee, tea, and related products in the United States through Seller’s network of Facilities and Vehicles such that the products are delivered by Seller directly to customer locations where such products are consumed, (ii) Seller’s business of selling coffee, tea, and related products in the United States to customers in sales transactions procured by sales personnel employed by the direct store delivery portion of the Sara Lee foodservice business which are reflected in Seller’s books and records as DSD Business transactions, (iii) Seller’s business in the United States of marketing, distributing and selling coffee, tea and related products under the Trade Names “Cain’s” and “McGarvey” to grocers and retailers, (iv) Seller’s business in the United States of marketing, distributing and selling coffee, tea, and related products in the United States through Seller’s network of Facilities and Vehicles to Aramark’s Office Coffee Service Business, but only to the extent that such products are ordered by these entities in connection with their business of supplying other businesses with such products for on-site consumption, (v) the distribution, sale, service and maintenance of Machines in connection with the business activities described in items (i) through (iv), and (vi) any other business which Seller internally designated as part of the United States DSD Coffee Business for the periods covered by the Financial Statements, subject, however, to changes in customers as described in this Agreement.  For the avoidance of doubt, the DSD Coffee Business shall not include any part of Seller’s business with Aramark other than Aramark’s Office Coffee Service Business.

“DSD Collection Customers” shall have the meaning set forth in Section 6.20(a).

“DSD Contracts” or shall have the meaning set forth in Section 1.1(g).

“DSD Customers” shall mean the Exclusive Customers and the Shared Customers.

“DSD Employees” means all individuals, including all individuals covered by a Labor Contract, employed by Seller on the applicable date who perform services for, and are considered by Seller as employees of, the DSD Business (including service personnel of Seller assigned to the DSD Business who Buyer has advised Seller that Buyer wishes to hire).

“DSD Intellectual Property” shall have the meaning set forth in Section 1.1(a).

“DSD Sauce Business” shall mean Seller’s business of marketing, distributing and selling (but not manufacturing, processing or packaging) sauces and dressings in the United

States through Seller’s network of Facilities and Vehicles such that the products are delivered or sold by Seller to customers of the DSD Coffee Business.

“Employee Plans” shall have the meaning set forth in Section 4.19(a).

“Environmental Conditions” shall have the meaning set forth in Section 4.21(h).

“Environmental Laws” shall mean all federal, state, and local laws, statutes, regulations, ordinances and other provisions having the force of law, and all judicial and administrative orders concerning pollution or protection of the environment, including without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Substances, as amended and as now or hereafter in effect, including but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“CERCLA”), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. (S)3808 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), as amended by the Hazardous and Solid Waste Amendments of 1984 (“RCRA”), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Clean Water Act (33 U.S.C. Section 1321 et seq.), and any similar federal, state or local laws, ordinances or regulations implementing such laws.

“Environmental Liability” means any Liability arising from or related to (a) the storage, handling or disposal of any Hazardous Substances from, to, at, in, on or under the Transferred Facilities, or (b) any violation of any Environmental Law with respect to the Transferred Facilities.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliates” means any Person required at any relevant time to be aggregated with any entity related to such Person under Sections 414(b), (c), (m), or (o) of the Code and any related Treasury regulation.

“Estimated Inventory and Prepaid Excess” shall have the meaning set forth in Section 2.1.

“Estimated Inventory and Prepaid Value” shall have the meaning set forth in Section 2.1.

“Estimated Inventory and Prepaid Shortfall” shall have the meaning set forth in Section 2.1.

“Excluded Assets” shall have the meaning set forth in Section 1.3.

“Excluded Liabilities” shall have the meaning set forth in Section 1.5.

“Exclusive Customers” shall mean Seller’s customers who purchase and receive the Products solely through the DSD Business.

“Facilities” shall mean the distribution centers, warehouses and local depots listed on Exhibit A hereof.

“Federal Act” shall have the meaning set forth in Section 4.23.

“Final Closing Statements” shall have the meaning set forth in Section 2.6(d).

“Financial Statements” shall have the meaning set forth in Section 4.6.

“Formula License Agreement” shall have the meaning set forth in Section 3.2(d)(x).

“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, tribal authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Green Coffee and Tea Purchase Agreement” shall have the meaning set forth in Section 3.2(d)(ix).

“Harahan” shall mean that certain facility located at 11201 Edwards Avenue, Harahan, Louisiana on Exhibit A.

“Hazardous Substance” means any substance regulated under any Environmental Law as a hazardous material, hazardous or toxic waste, or hazardous, toxic or radioactive substance, including, without limitation petroleum or petroleum products.

“Hazardous Substance Release” shall mean and include any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping or disposing into the environment or the workplace of any Hazardous Substance, and otherwise as defined in any Environmental Law.

“Hired Personnel” shall have the meaning set forth in Section 6.2(a).

“Historic Inventory Statement” shall have the meaning set forth in Section 2.6(a).

“Historical Financial Statements” shall have the meaning set forth in Section 6.4(a).

“Houston Plant” shall mean those certain parcels of real estate commonly known as 202 and 235 N. Norwood, Houston, TX on Exhibit A.

“Houston Software” shall mean the Business Planning and Control System Software (BPCS) which runs on an AS 400 computer server located at the Houston Plant.

“including” shall have the meaning set forth in Section 10.4.

“Indemnified Party” shall have the meaning set forth in Section 8.4(a).

“Indemnifying Party” shall have the meaning set forth in Section 8.4(a).

“Indemnity Claim” means a claim for Losses, net of any insurance proceeds and Tax benefits recovered or recoverable by the Person(s) seeking indemnification related thereto, asserted pursuant to Article VIII.

“Indemnity Notice” shall have the meaning set forth in Section 8.5.

“Information” shall have the meaning set forth in Section 1.1(j).

“Inventory” shall mean inventory held for sale or distribution to customers and all raw materials, work in process, finished products, wrapping, supply items, packaging items and similar items.

“IRS” shall have the meaning set forth in Section 2.2.

“IT Carve Out” shall have the meaning set forth in Section 6.15.

“IT Carve Out Costs” shall have the meaning set forth in Section 6.15.

“Judgment” shall include any judgment, order, writ, injunction, decree or award of any Governmental Authority.

“Know-how” means specialized, proprietary knowledge (including product knowledge and use and application knowledge), recipes, formulae, product formulations, processes, product designs, specifications, quality control, procedures, manufacturing, engineering and other drawings, computer data bases and software, technology, other intangibles, technical information, safety information, engineering data and design and engineering specifications, research records, market surveys and all promotional literature, customer and supplier lists and similar data.

“knowledge” shall have the meaning as set forth in Section 10.11.

“Labor Contact” shall have the meaning set forth in Section 1.1(g).

“Leased Miscellaneous Vehicles” means the vehicles identified on Schedule 1.1(f) as “Leased Miscellaneous Vehicles”, as such schedule may be amended by Seller to reflect dispositions of any such Vehicles in the ordinary course of the DSD Business, including dispositions as a result of lease terminations, casualties, obsolescence or the like.

“Leased Real Property” shall mean the Transferred Facilities listed in Exhibit A and designated therein as leased by Seller and transferred to Realty, including all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by Realty.

“Leased Route Trucks” means the route trucks identified on Schedule 1.1(f) as “Leased Route Trucks”, as such schedule may be amended by Seller, subject to Section 6.6(b), to reflect dispositions of any such Vehicles in the ordinary course of the DSD Business, including dispositions as a result of lease terminations, casualties, obsolescence or the like.

“Leased Sales Vehicles” means the vehicles identified on Schedule 1.1(f) as “Leased Sales Vehicles”, as such schedule may be amended by Seller to reflect dispositions of any such Vehicles in the ordinary course of the DSD Business, including dispositions as a result of lease terminations, casualties, obsolescence or the like.

“Leased Service Trucks” means the service trucks and other vehicles identified on Schedule 1.1(f) as “Leased Service Trucks”, as such schedule may be amended by Seller, subject to Section 6.6(b), to reflect dispositions of any such Vehicles in the ordinary course of the DSD Business, including dispositions as a result of lease terminations, casualties, obsolescence or the like.

“Leased Vehicles” means the Leased Route Trucks, Leased Sales Vehicles, Leased Service Trucks and Leased Miscellaneous Vehicles.

“Liability” shall mean any obligation or liability (including accounts payable) of any kind or nature, absolute or contingent, known or unknown, liquidated or unliquidated, asserted or unasserted, whether accrued or unaccrued, whether due or to become due and regardless of when or by whom asserted, including any Liability for Taxes.

“Lien” shall have the meaning set forth in Section 1.1.

“Liquid Coffee” shall have the meaning set forth in Section 1.3(b).

“Liquid Coffee Business” shall have the meaning set forth in Section 1.3(b).

“Liquid Coffee Distribution Agreement” shall have the meaning set forth in Section 3.2(d)(viii).

“Losses” shall mean all damages, penalties, interest, fines, costs, amounts paid in settlement, obligations, losses, expenses and fees (including court costs, costs of investigation and reasonable attorneys’ fees and expenses) or other Liabilities relating to any actions (whether in law, equity or in an alternative proceeding), suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, Judgments, orders, decrees or rulings of any nature (whether or not involving a third party claim).

“Machines” means brewed and liquid coffee equipment, including coffee brewers and grinders, cocoa and cappuccino dispensing machines, and similar machines.

“Material Adverse Effect” shall have the meaning set forth in Section 4.8(a).

“Material Contracts” shall have the meaning set forth in Section 4.17(a).

“Mini Basket” shall have the meaning set forth in Section 8.6(a).

“Mixed Use Contracts” shall mean each of the Contracts (other than Purchased Contracts) which are legally binding to which any Seller Party is a party or is bound and which relate not only to the DSD Business, but also to other products or businesses of the Seller Parties, but shall not include any Contracts that are Excluded Assets.

“Moonachie” shall mean that certain facility located at Moonachie, NJ in Exhibit A.

“Multiemployer Plan” shall mean any multiemployer plan as defined in Section 3(37) of ERISA, Section 4001(a)(3) of ERISA or Section 414(f) of the Code.

“Note” shall have the meaning set forth in Section 2.1(b).

“NSO Business” shall mean Seller’s business of manufacturing, processing, packaging, marketing, distributing and selling of coffee, tea and related products through Seller’s national sales organization food service business.

“Oklahoma City Plant” shall mean those certain parcels of real estate commonly known as 1313 N. Broadway Ext., Oklahoma City, OK on Exhibit A.

“Operational Agreements” shall have the meaning set forth in Section 3.2(d).

“Option Agreement” shall have the meaning set forth in Section 3.2(g).

“OSHA” shall have the meaning set forth in Section 4.10(b).

“Other Intellectual Property” means, except for Trademarks, Trade Names and domain names, all of the following that relate exclusively to the DSD Business, wherever such rights exist, including the right to recover for any past infringement:  (i) Know-how, but only to the extent used in the United States, (ii) proprietary rights in trade dress and packaging with respect to the Trademarks and Trade Names set forth on Schedules 1.1(a)-1 and 2, (iii) shop rights; (iv) copyrightable works, registered copyrights, and applications, registrations and renewals in connection therewith, (v) inventions (whether patentable or unpatentable and whether or not reduced to practice) and all improvements thereto, (vi) Patents, (vii) trade secrets, but only to the extent used in the United States, and (viii) all other intellectual property rights of the Seller Parties that relate exclusively to the DSD Business and are used in the United States, but not Seller’s right or license to refer to product as “100% Columbian Coffee”.

“Owned Miscellaneous Vehicles” means the vehicles used exclusively by Hired Personnel who are hired by Buyer at Closing, and all other vehicles owned by Seller and located at the Transferred Facilities at the Closing and not constituting Owned Route Trucks or Owned Service Trucks, as identified on Schedule 4.13-2 as “Owned Miscellaneous Vehicles”, as such schedule may be amended by Seller to reflect dispositions of any such Vehicles in the ordinary course of the DSD Business, including dispositions as a result of casualties, obsolescence or the like.

“Owned Real Property” shall mean the Transferred Facilities listed in Exhibit A and designated as owned by Seller, together with all rights, rights of way, easements, appurtenances, improvements, fixtures, etc. in any manner belonging to, or pertaining to such tract(s) or parcel(s) of land.

“Owned Route Trucks” means the route trucks owned by Seller and identified on Schedule 4.13-2 as “Owned Route Trucks”, as such schedule may be amended by Seller, subject to Section 6.6(b), to reflect dispositions of any such Vehicles in the ordinary course of the DSD Business, including dispositions as a result of casualties, obsolescence or the like.

“Owned Service Trucks” means the service trucks and other vehicles owned by Seller and identified on Schedule 4.13.2 as “Owned Service Trucks”, as such schedule may be amended by Seller, subject to Section 6.6(b), to reflect dispositions of any such Vehicles in the ordinary course of the DSD Business, including dispositions as a result of casualties, obsolescence or the like.

“Owned Vehicles” means the Owned Route Trucks, Owned Service Trucks and Owned Miscellaneous Vehicles.

“Patents” means patents (including all reissues, reexaminations, divisions, continuations, continuations in part, revisions, renewals and extensions thereof), utility models, provisional patent applications, patent applications and patent disclosures.

“Permits” shall mean licenses, permits, franchises, approvals, authorizations, consents, registrations, certificates, variances, or orders of, or filings with, any Governmental Authority, whether federal, state or local, necessary for the past or present conduct of, or relating to the past or present operation of, the DSD Business.

“Permitted Encumbrances” shall mean with respect to each parcel of Owned Real Property:  (a) all real estate taxes and assessments, both general and special, not yet due or payable; (b) zoning and building ordinances and subdivision and land use regulations; (c) all instruments recorded in the real estate records of the jurisdiction in which such Real Property is located that affect the status of title to the Owned Real Property; and (d) all matters of survey and all other matters with respect to such Owned Real Property which are set forth on Schedule 7.1(d).

“Permitted Liens” means (i) mechanics’, carriers’, workers’ warehouseman’s, materialman’s, repairman’s, landlords’, or other Liens arising or incurred in the ordinary course of the DSD Business with respect to charges not yet due and payable, (ii) security interests of equipment lessors to evidence title retention; (iii) statutory liens for current Taxes or assessments not yet due or payable, and (iv) with respect to the Owned Real Property only, Permitted Encumbrances.

“Permitted Stipulated Updates” shall have the meaning set forth in Section 6.6(a).

“Person” means any individual, Governmental Authority, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company or other legal entity or organization.

“Personal Property Leases” shall have the meaning set forth in Section 1.1(f).

“Prepaid Expenses” shall have the meaning set forth in Section 1.1(m).

“Prepaid Statement” shall have the meaning set forth in Section 2.6(a).

“Prior Customers” shall have the meaning set forth in Section 4.25.

“Product Liability Claim” means Claims against Seller relating to any product of the DSD Business processed, manufactured, marketed, labeled or sold by Seller or any of its Affiliates and alleged to have been defective, or improperly processed, manufactured, marketed, labeled or sold.

“Products” means Seller’s products distributed and sold through the DSD Business including coffee, tea, and related products and sauces and dressings.

“Prohibited Area” shall have the meaning set forth in Section 6.18.

“Prohibited Business” shall have the meaning set forth in Section 6.18.

“Promotional Expenses” shall have the meaning set forth in Section 1.4(e).

“Proprietary Rights” shall mean (i) Patents, (ii) Trademarks, (iii) Trade Names, (iv) Know-how, (v) proprietary rights in trade dress and packaging, (vi) shop rights, (v) copyrightable works, copyrights, and applications, registrations and renewals in connection therewith, (vi) inventions (whether patentable or unpatentable and whether or not reduced to practice) and all improvements thereto, (vii) trade secrets, (viii) websites and domain names, (ix) computer software (including source code, executable code, applets, interfaces, scripts, screen designs, menus and menu structures, design and programming tools, data, databases and related documentation), and (x) all other intellectual property rights of the applicable Person, in each case whether registered or not and in each case wherever such rights exist throughout the world and including the right to recover for any past infringement.

“Purchase Price” shall have the meaning set forth in Section 2.1(a).

“Purchased Assets” shall have the meaning set forth in Section 1.1.

“Purchased Consumable Inventory” shall have the meaning set forth in Section 1.1(d).

“Purchased Contracts” shall have the meaning set forth in Section 1.1(g).

“Qualified Plans” shall have the meaning set forth in Section 4.19(c).

“Real Property Leases” shall mean all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which Realty hold any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of any Seller Party or Realty thereunder.

“Realty” shall have the meaning set forth in the Preamble.

“Release” shall have the meaning set forth in Section 6.8.

“Representatives” shall mean any officer, director, principal, attorney, agent, employee or other representative.

“Retained Names and Marks” shall have the meaning set forth in Section 6.13(a).

“Route Trucks” means Owned Route Trucks and Leased Route Trucks.

“Routes” shall have the meaning set forth in Section 4.13(a).

“St. Louis Park” shall mean that certain facility located at St. Louis Park, MN in Exhibit A.

“Saramar” shall have the meaning set forth in the Preamble.

“Sauce Business” shall mean the business that Richelieu Foods, Inc., acquired from Seller of manufacturing, processing, packaging, marketing, selling, and distributing sauces and dressing (collectively, “Sauces”) (and not for sale through retail channels to end user consumers, whether sauces and dressings are sold individually or as part of any other product manufactured, processed, sold or distributed to retailers for sale to consumers).

“Sauce Supply Agreement” shall mean the agreement with Richelieu Foods, Inc. relating to the supply of sauces and dressings distributed and sold as part of the DSD Sauce Business, and as set forth in Section 3.2(d)(ix).

“Sauces” shall have the meaning set forth in the definition of Sauce Business.

“Schedule” shall mean all schedules attached to the Agreement.

“SEC” means the Securities and Exchange Commission.

“Security Agreement” shall have the meaning set forth in Section 2.1(b).

“Seller” shall have the meaning set forth in the Preamble.

“Seller Co-Pack Agreement” shall have the meaning set forth in Section 3.2(d)(vii).

“Seller Expense Reimbursement” shall have the meaning set forth in Section 2.7(a).

“Seller Indemnified Parties” shall have the meaning set forth in Section 8.3.

“Seller Party” or “Seller Parties” or shall have the meaning set forth in the Preamble.

“Seller Receivables” shall have the meaning set forth in Section 6.20.

“Seller Trademark License Agreement” shall have the meaning set forth in Section 3.2(d)(i).

“Seller Transition Services Agreement” shall have the meaning set forth in Section 3.2(d)(iv).

“Seller’s Promotional Sales” shall have the meaning set forth in Section 2.7(a).

“Service Trucks” means Owned Service Trucks and Leased Service Trucks.

“Severance Plans” shall have the meaning set forth in Section 4.20(d).

“Shared Customers” means the customers of the DSD Business who purchase and receive the Products through both the DSD Business and NSO Business.

“Shared Promotional Expense” shall have the meaning set forth in Section 2.7(a).

“Spare Parts” shall mean all of the spare parts relating to any Machines.

“Tangible P&E” shall have the meaning ascribed to it in Section 1.1(b).

“Tax” or “Taxes” means all taxes imposed of any nature including, without limitation, federal, state, local or foreign income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment-related tax (including, without limitation, employee withholding or employer payroll tax, FICA or FUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, windfall profits tax, customs duties, capital stock tax, transfer tax, registration tax, estimated tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax or occupation tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax, whether disputed or not.

“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax.

“Third Party Claim” shall have the meaning set forth in Section 8.4(a).

“Title Company” shall have the meaning set forth in Section 7.1(d).

“Title Policy” shall have the meaning set forth in Section 7.1(d).

“Title Report” shall have the meaning set forth in Section 4.10(a).

“Total Promotional Sales” shall have the meaning set forth in Section 2.7(a).

“Trademarks” shall mean trademarks, service marks, brand marks, registrations thereof, pending applications for registration thereof and such unregistered rights with respect thereto which are used in the business of the applicable Person.

“Trade Names” shall mean (i) trade names, (ii) brand names, (iii) product names; and (iv) logos and all other related names and slogans, registrations thereof and such unregulated rights with respect thereto which are used in the business of the applicable Person.

“Transferred Facilities” shall mean the Owned Real Property or Leased Real Property to be transferred to Buyer as designated on Exhibit A.

“Unanticipated Changes” shall have the meaning set forth in Section 6.6(a).

“Vacation Reimbursement” shall have the meaning set forth in Section 6.2(a).

“Valuation Methodology” shall have the meaning set forth in Section 2.6(a).

“Valuation Report Costs” shall have the meaning set forth in Section 6.4(d).

“Vehicles” means the Owned Vehicles and Leased Vehicles.

“WARN Act” shall have the meaning set forth in Section 4.20(c).

“Waiver Request Costs” shall have the meaning set forth in Section 6.4(c).

(SIGNATURES ON NEXT PAGE)

The parties hereto have caused this Asset Purchase Agreement to be duly executed as of the day and year first above written.

SARA LEE CORPORATION

By:	/s/ Aaron E. Alt
Name: Aaron E. Alt
Title: Senior Vice President

SARAMAR, LLC

By:	/s/ Mark S. Silver
Name: Mark S. Silver
Title: Vice President and Assistant Secretary

FARMER BROS. CO.

By:	/s/ Roger M. Laverty III
Name: Roger M. Laverty III
Title: President and Chief Executive Officer

Signature Page of Sara Lee Asset Purchase Agreement

EXHIBIT A

Facilities

EXHIBIT B

Form of Note

EXHIBIT C

Form of Security Agreement

EXHIBIT D

Form of Seller Trademark License Agreement

EXHIBIT E

Form of Buyer Trademark License Agreement

EXHIBIT F

Form of Superior Trademark License Agreement

EXHIBIT G

Form of Seller Transition Services Agreement

EXHIBIT H

Form of Cappuccino and Cocoa Transition Agreement

EXHIBIT I

Form of Buyer Co-Pack

EXHIBIT J

Form of Seller Co-Pack

EXHIBIT K

Form of Liquid Coffee Distribution Agreement

EXHIBIT L

Form of Green Coffee and Tea Purchase Agreement

EXHIBIT M

Form of Formula License Agreement

EXHIBIT N

Form of Foreign Investment in Real Property Tax Act Affidavit

EXHIBIT O

Form of Option Agreement

EXHIBIT P

Historical Financial Statements